Exhibit 1

Notice & Proxy Circular

Annual General Meeting
January 14, 2020

Shaw) Notice & Proxy Circular Annual General Meeting January 14, 2020

SHAW COMMUNICATIONS INC.

Notice of Annual General Meeting of

Shareholders and Availability of Materials

Date:	Tuesday, January 14, 2020

Time:	11:00 a.m. (Mountain time)

Location:	Shaw Court 630 3rd Avenue S.W. Calgary, Alberta

Shaw Communications Inc. (“Shaw”) will be holding its annual general meeting (the “Meeting”) at the above-referenced time and location.

Shaw is using the notice and access model for delivery of materials to its shareholders for the Meeting. This model supports Shaw’s environmental goals by reducing paper use and the cost of printing and mailing.

Under notice and access, holders of Class A Participating Shares (“Class A Shares”) receive a proxy or voting instruction form enabling them to vote at the Meeting; however, instead of a paper copy of the management proxy circular (“Circular”), they receive this notice with information on how to access the Circular electronically. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive this notice with information on how to access the Circular electronically.

Business of the Meeting:	Heading in the Circular under “Business of the Meeting” where matter is described

1. Receive Shaw’s consolidated financial statements for the year ended August 31, 2019 and the auditors’ report on those statements	“Consolidated Financial Statements”

2. Elect directors	“Election of Directors”

3. Appoint auditors	“Appointment of Auditors”

4. Transact such other business as may properly come before the Meeting

Voting Shares

Holders of Class A Shares of record at the close of business on November 25, 2019 are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

Shaw Communications Inc.	1

Notice of Meeting

Voting

Registered Shareholders

A holder of Class A Shares who holds the shares directly in their own name and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a registered shareholder. Registered holders of Class A Shares are asked to return their proxies to AST Trust Company (Canada) using one of the following methods:

Internet:	Telephone:	Facsimile:	Email:	Mail:
www.astvotemyproxy.com	1-888-489-5760	1-866-781-3111 (North America) 416-368-2502 (outside North America)	proxyvote@astfinancial.com	AST Trust Company (Canada), P.O. Box 721, Agincourt, Ontario, M1S 0A1

In order to be valid and acted upon at the Meeting, completed proxies or votes must be received by AST Trust Company (Canada) by 11:00 a.m. (Mountain Time) on Friday, January 10, 2020 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. A person appointed as a proxyholder need not be a shareholder. See the Circular for further instructions.

Non-Registered Shareholders

A holder of Class A Shares who holds the shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered (or beneficial) shareholder. Non-registered holders of Class A Shares are asked to return their voting instruction form using one of the following methods at least one business day before the proxy deposit date noted in the voting instruction form.

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the Meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

Websites Where Meeting Materials are Posted

Electronic copies of the proxy-related materials and the 2019 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr or at Shaw’s profile at www.sedar.com.

Shareholders are reminded to review the Circular before voting.

Paper Copies of Meeting Materials

Should you wish to receive paper copies of the proxy materials for the Meeting or Shaw’s 2019 Annual Report, or if you have any questions about notice and access, please contact AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com.

Shaw expects that a request for materials will need to be received prior to December 27, 2019 in order to receive paper copies in advance of the deadline for submission of proxies or voting instruction forms for the Meeting. Materials will be sent within three business days of requests received before the date of the Meeting.

By Order of the Board of Directors,

(signed)	Peter A. Johnson
Executive Vice President, Chief Legal and Regulatory Officer

Calgary, Alberta

November 26, 2019

2	Shaw Communications Inc.

SHAW COMMUNICATIONS INC.

Proxy Circular

This management proxy circular (the “Proxy Circular”) is dated November 26, 2019, and the information contained herein is provided in connection with the solicitation of proxies by and on behalf of management of Shaw Communications Inc. (“Shaw” or the “Company”) for use at the annual general meeting of shareholders of the Company to be held on January 14, 2020 (the “Meeting”), and any adjournments thereof, as set forth in the Notice of Annual General Meeting of Shareholders and Availability of Materials (the “Notice of Meeting”).

The Company uses the notice and access model for delivery of Meeting materials. This model supports Shaw’s environmental goals by reducing use of paper and the cost of printing and mailing materials for the Meeting.

Registered and non-registered holders of Class A Participating Shares (“Class A Shares”) will receive a proxy or voting instruction form and a copy of the Notice of Meeting that sets out how to access the Proxy Circular on-line. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive a copy of the Notice of Meeting. A paper copy of the Proxy Circular by mail can be requested by contacting the Company’s transfer agent, AST Trust Company (Canada), at 1-888-433-6443 or fulfilment@astfinancial.com.

Meeting materials will be sent to registered shareholders by AST Trust Company (Canada). Meeting materials will be sent to non-registered shareholders by Broadridge Investor Communication Solutions, who acts on behalf of intermediaries to send proxy materials. The Company will pay intermediaries to send Meeting materials, including a voting instruction form, if applicable, to objecting non-registered shareholders.

It is expected that solicitation of proxies for the Meeting will primarily be by mail, but may also be made by telephone or other means of telecommunication by directors, officers or employees of the Company. The cost of the solicitation will be borne by the Company.

Unless otherwise noted, the information contained in the Proxy Circular is given as of November 26, 2019. All amounts are expressed in Canadian dollars.

Proxy Circular Shaw Communications Inc.	3

Voting Procedures

1.	Voting Shares

Holders of Class A Shares of record at the close of business on November 25, 2019 (the “Record Date”) are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

2.	Registered Shareholders

Holders of Class A Shares who hold shares directly in their own names and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) are registered shareholders.

Voting in Person

Registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. To vote in person, a registered holder of Class A Shares should not complete and file a form of proxy as described below.

Voting by Proxy

Registered holders of Class A Shares may vote their Class A Shares by appointing a proxy. The Shaw representatives named in the form of proxy mailed to registered shareholders are each a director or officer of the Company. A registered holder of Class A Shares who wishes to appoint some other person to represent them at the Meeting may do so by striking out the names of the Shaw representatives in the form of proxy and inserting in the space provided, the name of the person they wish to appoint as their proxyholder (who need not be a shareholder).

Proxyholder Discretion

Where instructions are specified, the Shaw representatives named in the form of proxy mailed to registered shareholders will vote the Class A Shares in respect of which they are appointed in accordance with those instructions. In the absence of an instruction, it is intended that such Class A Shares be voted for the adoption of all resolutions referred to in the Notice of Meeting.

The form of proxy mailed to registered shareholders confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Proxy Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter which is not now known should properly come before the Meeting, then the Shaw representatives named in the form of proxy will vote on such matters in accordance with their best judgment with respect to the Class A Shares represented by the proxy.

Filing a Proxy

Registered holders of Class A Shares may file their proxy or vote with AST Trust Company (Canada) by using one of the following methods:

Internet:	Telephone:	Facsimile:	Email:	Mail:
www.astvotemyproxy.com	1-888-489-5760	1-866-781-3111 (North America) 416-368-2502 (outside North America)	proxyvote@astfinancial.com	AST Trust Company (Canada), P.O. Box 721, Agincourt, Ontario, M1S 0A1

(To file by internet or telephone, a registered holder of Class A Shares will require the control number that is printed on the form of proxy mailed to that shareholder.)

To be valid and acted upon at the Meeting, completed proxies or votes must be received by AST Trust Company (Canada) by 11:00 a.m. (Mountain Time) on Friday, January 10, 2020 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. The Chair of the Meeting can waive or extend the time limit for depositing proxies at their discretion without notice.

4	Shaw Communications Inc. Proxy Circular

Voting Procedures

Revocation of Proxy

A shareholder who has given a proxy may revoke it, in any manner permitted by law, including by signing a proxy bearing a later date or a notice of revocation and, in either case, delivering it to the attention of the Corporate Secretary of the Company at its registered office up to the day before the Meeting or to the Chair of the Meeting on the day of the Meeting.

3.	Non-Registered Holders

A holder of Class A Shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered shareholder. In this case, the nominee is listed on a register maintained by the Company’s transfer agent and the non-registered shareholder would not be listed. Non-registered shareholders of Class A Shares will receive a voting instruction form rather than a form of proxy.

Voting in Person

Non-registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. In order to vote in person, a non-registered holder of Class A Shares should not put voting instructions on the voting instruction form. Instead, that shareholder should write their name in the space provided on the voting instruction form and then sign and return it.

Voting Instruction Form

Each Shaw representative named as the nominee to attend and act for the non-registered shareholder at the Meeting in the voting instruction form is a director or officer of the Company. A non-registered holder of Class A Shares who wishes to appoint some other person to represent them at the Meeting may do so by inserting the name of that person (who need not be a shareholder) in the space provided in the voting instruction form and then sign and return it.

Filing a Voting Instruction Form

Non-registered holders of Class A Shares are asked to file their voting instruction form or votes at least one business day before the proxy deposit date noted in the voting instruction form by carefully following the instructions on the voting instruction form provided to the non-registered shareholder and using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

4.	Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the Meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

5.	Voting Shares and Principal Holders Thereof

Only the holders of Class A Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting. Each holder of Class A Shares is entitled to one vote for each share held. As of the Record Date, there were 22,372,064 outstanding Class A Shares.

Voting control of the Company is held by Shaw Family Living Trust (“SFLT”) and its subsidiaries. The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 26, 2019, JR Shaw (Chair), Bradley S. Shaw, four other members of JR Shaw’s family, and one independent director. SFLT and its subsidiaries hold 17,562,400 Class A Shares, representing approximately 79% of the outstanding Class A Shares, for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares.

Proxy Circular Shaw Communications Inc.	5

Voting Procedures

The Company has been advised that all such Class A Shares will be voted in favour of the resolutions referred to in the Notice of the Meeting and therefore anticipates that these resolutions will be approved.

To the knowledge of the directors and executive officers of the Company, no other person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Class A Shares.

6.	Restricted Shares

Holders of Class B Non-Voting Shares are not entitled to vote at meetings of shareholders of the Company, except as provided by law, and will not be entitled to vote on any matter at the Meeting. In the event of a take-over bid, in certain circumstances which are described in the Company’s 2019 Annual Information Form, a holder of Class B Non-Voting Shares may be entitled to convert such shares into Class A Shares for purposes of tendering to the take-over bid. As of November 26, 2019, there were 495,362,964 outstanding Class B Non-Voting Shares.

6	Shaw Communications Inc. Proxy Circular

Business of the Meeting

1.	Consolidated Financial Statements

The Company’s audited consolidated financial statements for the year ended August 31, 2019 and the related management’s discussion and analysis are included in the Company’s 2019 Annual Report which was mailed to those shareholders who have requested a copy. Electronic copies of the 2019 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr or at the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca. A paper copy by mail can also be requested by contacting AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com.

Other information concerning the Company, including the Company’s Business Conduct Standards and 2019 Annual Information Form may be found and downloaded from the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca, or may be obtained by request and without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4, Telephone (403) 750-4500. Copies of any documents referred to in the Proxy Circular as being available on the Company’s website may also be obtained from the Corporate Secretary of the Company.

2.	Election of Directors

The number of directors to be elected to the Board of Directors (the “Board”) of the Company is 15. Directors will hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

The name of each nominee and his or her municipality of residence, age, year first elected or appointed a director, biography, meeting attendance record, ownership of securities of the Company, as applicable, and other information are set out below.

Management of the Company recommends voting in favour of each nominee listed below.

Majority Voting Policy

Under the Company’s majority voting policy, in an uncontested election, a director who does not receive the support of a majority of the votes cast will tender their resignation. The Board will promptly accept the resignation unless there are exceptional circumstances that justify a delay in accepting the resignation or rejection of it. The Board may refer the matter to the Corporate Governance and Nominating Committee for consideration and recommendation to the Board. The Board will make a decision within 90 days after the relevant meeting and issue a press release announcing the resignation or explaining why it has not been accepted.

Advance Notice By-Laws for the Nomination of Directors

The Company’s amended and restated By-Law 1A contain an advance notice bylaw relating to the nomination of directors (the “Advance Notice By-Law”).

The purpose of the Advance Notice By-Law is to make sure all voting shareholders (including those participating by proxy) receive adequate notice and information about nominated directors, so that they can make informed voting decisions. It also ensures orderly and efficient shareholder meetings by providing a structured and transparent framework for nominating directors.

The Advance Notice By-Law requires voting shareholders to give the Company advance notice of any director they propose to nominate. Director nominees are not eligible to become elected directors of the Company unless they are nominated in accordance with the Advance Notice By-Law.

The advance notice must be in written form and shall include (among other things) certain prescribed information about the proposed director. This information is similar to the information the Company is required to disclose about directors in the management proxy circular, including, information about their relevant education and experience, and whether or not they are independent of the Company. For annual shareholder meetings, the Company must receive notice of proposed director nominees at least 30 days before the date of the meeting; provided that if the meeting is to be held less than 50 days after the initial public announcement of the meeting date, the advance notice must be received on or before the 10th day following the initial public announcement. For special shareholder meetings (unless the special meeting is also an annual meeting), the Company must receive notice not later than 15 days after it files its

Proxy Circular Shaw Communications Inc.	7

Business of the Meeting

notice of meeting and record date on SEDAR. The Board plans to review the Advance Notice By-Law from time to time and update it when needed to reflect changes in regulatory or stock exchange requirements or to meet industry standards. The Board has the power to waive any requirement of the Advance Notice By-Law at any time, in its sole discretion.

For purposes of the Advance Notice By-Law, “public announcement” shall mean disclosure in a news release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its issuer profile on SEDAR at www.sedar.com.

Peter J. Bissonnette
Calgary, AB, Canada Age: 72 Director Since: 2009 Independent(17)

Peter Bissonnette is a member of the Company’s Human Resources and Compensation Committee. Peter has over 50 years of experience in the communications sector. He joined the Company in 1989 as Vice President, Operations for the B.C. Lower Mainland and Vancouver Island and held a succession of senior positions during his 25 years with the Company, culminating with his role as President of the Company. Peter retired as President of the Company on August 31, 2015. Peter served as a director of Corus Entertainment Inc. from April 2016 until January 2019. Peter has previously served as a director of Cable Television Laboratories, Inc. (“CableLabs”), a not-for-profit research development consortium dedicated to pursuing new cable telecommunications technologies. Peter is a graduate in Business Administration from Vancouver Community College, holds an Executive Management Certificate from the University of British Columbia, and is a graduate of the Executive Management Program at Queens University. In 2013, Peter was appointed Honorary Captain of the Royal Canadian Navy.

2019 AGM Vote results votes for votes withheld		19,913,899 4,067
Fiscal 2019 Meeting Attendance Board of Directors		9 of 9 (100%)
Human Resources & Compensation Committee		3 of 3 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Phone • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	40,000	374,909	Nil	Nil	8,692	$11,558,163
2018	40,000	374,909	Nil	Nil	Nil

Adrian I. Burns, LLD
Ottawa, ON, Canada Age: 73 Director Since: 2001 Independent

Adrian Burns is a member of the Company’s Human Resources and Compensation Committee and its Executive Committee. She served as a commissioner of the Canadian Radio-television and Telecommunications Commission (“CRTC”) from 1988 to 1995. Following her time at the CRTC, Adrian was a member of the Copyright Board of Canada and also held many positions with CFCN-TV in Calgary, including as business editor, anchor, writer and producer. Adrian is currently President and Chief Executive Officer of Western Limited, a private Saskatchewan real estate company, Chair of the Board of Trustees of the National Arts Centre and a board member of several business and community organizations, including the Carthy Foundation. Adrian holds a degree in Art History from the University of British Columbia. Adrian was granted an honorary doctorate from Carleton University in 2016 and the University of Regina in 2012. She serves as an Honorary Captain of the Royal Canadian Navy.

2019 AGM Vote Results votes for votes withheld		19,913,899 4,067
Fiscal 2019 Meeting Attendance Board of Directors Human Resources & Compensation Committee		9 of 9 (100%) 5 of 5 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	2,600	6,000	Nil	Nil	68,366	$2,098,795
2018	2,600	6,000	Nil	Nil	65,359

8	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Hon. Christina J. Clark
Vancouver, BC, Canada Age: 54 Director Since: 2018 Independent

The Honourable Christy Clark was appointed as a director of the Company on June 28, 2018 and is a member of the Corporate Governance and Nominating Committee. Christy is the former Premier of British Columbia from 2011-2017 and the longest serving female premier in Canadian history. Before becoming Premier, Christy served as an MLA for nine years, and held Cabinet positions for four of those years. In 2005, Christy worked as a columnist and commentator, and hosted the “Christy Clark Show” on CKNW. Christy is currently a Senior Advisor for Bennett Jones LLP as part of the firm’s governmental affairs and public policy team. Christy attended Simon Fraser University, the Sorbonne in France and the University of Edinburgh in Scotland. Christy has received several awards, including the YWCA Woman of Distinction Award and the 2009 Woman of the Year in British Columbia by the Consumer Choice Awards.

2019 AGM Vote Results votes for votes withheld		19,917,866 100
Fiscal 2019 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		8 of 9 (89%) 3 of 3 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Risk Evaluation and Management • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	Nil	Nil	70,000	Nil	6,743	$183,814
2018	Nil	Nil	70,000	Nil	628

Dr. Richard R. Green(14)(15)
Boulder, CO, USA Age: 82 Director Since: 2010 Independent

Dr. Richard Green is a member of the Company’s Audit Committee. From 1988 to 2008 he was President and CEO of Cablelabs where he oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. He was also Senior Vice President at PBS and director of CBS’s Advanced Television Technology Laboratory. Dick is a director and member of the nominating and corporate governance committee of Liberty Global, Inc. (NASDAQ), the largest international cable company with operations in 14 countries, a director and member of the audit, compensation and nominating and governance committees of Liberty Broadband Corporation (NASDAQ), and a director of Jones/NCTI, a workforce performance solutions company for individuals and broadband companies. He is a member of the Federal Communications Commission’s Technical Advisory Council, a fellow of the Society of Motion Picture and Television Engineers and a professor of Engineering at the University of Denver. Dick holds a Bachelor of Science from the Colorado College, a Master of Physics from the State University of New York in Albany and a doctorate from the University of Washington. Dick’s honours include receiving the Charles F. Jenkins Lifetime Achievement Emmy Award in 2012 and being inducted into the Cable Hall of Fame in 2008.

2019 AGM Vote results votes for votes withheld		19,913,927 4,039
Fiscal 2019 Meeting Attendance Board of Directors Audit Committee		9 of 9 (100%) 7 of 7 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	Nil	Nil	30,000	2,560	72,139	$2,036,295
2018	Nil	Nil	30,000	Nil	68,966

Proxy Circular Shaw Communications Inc.	9

Business of the Meeting

Gregg Keating
Porters Lake, N.S., Canada Age: 56 Director Since: 2007 Independent

Gregg Keating is a member of the Company’s Corporate Governance and Nominating Committee. Gregg is the Chairman and Chief Executive Officer of Altimax Venture Capital, the privately-held parent company of the Keating Group. Headquartered in Nova Scotia, the Keating Group comprises a diverse portfolio of business interests, including Altimax Network Service Ltd., a satellite direct sales, installation and service business; Altimax Courier, a national transportation courier service; and Landmark Developments, a diverse real estate company. Gregg has over 30 years of experience in the cable and satellite sectors, including as Vice President, Operations and later President and Chief Executive Officer of Access Communications, a privately held family business having approximately 85,000 subscribers at the time of its sale to the Company in 1999, and as former director of cable and communications industry associations, including the Canadian Cable Television Association, the Canadian Cable Small Systems Alliance and the Cable Public Affairs Channel (CPAC). Gregg has also been active in numerous not-for-profit organizations and community fund-raising efforts. Gregg holds a Bachelor of Arts (honours) from Saint Francis Xavier University.

2019 AGM Vote results votes for votes withheld		19,917,938 28
Fiscal 2019 Meeting Attendance Board of Directors Human Resources & Compensation Committee Corporate Governance & Nominating Committee		9 of 9 (100%) 7 of 7 (100%) 3 of 3 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Phone • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	2,500	70,182	Nil	Nil	73,062	$3,973,656
2018	2,500	70,182	Nil	Nil	69,849

Michael W. O’Brien(15)
Toronto, ON, Canada Age: 74 Director Since: 2003 Independent

Michael O’Brien is the Chair of the Company’s Audit Committee and a member of the Executive Committee. He served as the Company’s Lead Director from 2009 to January 2015. Mike held a number of senior executive management positions during his 27 year tenure with integrated energy company, Suncor Energy Inc. (TSX, NYSE), including various positions with responsibility for planning, business development, refining and marketing, finance, and mining and extraction, retiring as Executive Vice President, Corporate Development and Chief Financial Officer in 2002. Mike also served on the Board of Directors of Suncor from 2002 until 2018. Until his retirement, Mike was a member of both the Suncor audit and governance committees. Mike holds a Bachelor of Arts from the University of Toronto and an MBA from York University.

2019 AGM Vote results votes for votes withheld		19,913,899 4,067
Fiscal 2019 Meeting Attendance Board of Directors Audit Committee – Chair		9 of 9 (100%) 7 of 7 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	10,000	24,250	Nil	2,338	73,526	$3,004,408
2018	10,000	24,250	Nil	Nil	70,293

10	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Paul K. Pew
Toronto, ON, Canada Age: 55 Director Since: 2008 Lead Director Since 2015 Independent

Paul Pew is the Chair of the Company’s Corporate Governance and Nominating Committee and a member of the Executive Committee. He was appointed as the Company’s Lead Director on January 14, 2015. Paul is the Co-Founder and Co-Chief Executive Officer of G3 Capital Corp., a Toronto based alternative asset manager that focuses on public capital markets and, to a lesser extent, private investment opportunities. Paul was with GMP Securities Ltd., a leading Canadian independent investment dealer, from 1997 to 2007. He joined GMP as Partner and Senior Financial Analyst to establish GMP’s presence in the telecom, cable and media sectors. Throughout Paul’s years in GMP’s research department he was a top-rated analyst for the sectors he covered. In 2001, Paul became Head of Research while maintaining his sector coverage responsibilities. At that time, he also joined the firm’s Executive Committee and Compensation Committee. In 2004, Paul became GMP’s Head of Investment Banking for the telecom, cable and media sectors. From 1993 to 1997, Paul was a Partner and Senior Financial Analyst with DFI Securities which was acquired by Deutsche Morgan Grenfell in 1995. Paul is a Chartered Accountant and a Chartered Financial Analyst. He received a Bachelor of Arts, majoring in Business Administration, from The University of Western Ontario.

2019 AGM Vote results votes for votes withheld		19,917,938 28
Fiscal 2019 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee – Chair		9 of 9 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	300	125,557	Nil	8,475	113,036	$6,743,333
2018	300	124,941	Nil	Nil	107,768

Jeffrey C. Royer (15)
Toronto, ON, Canada Age: 64 Director Since: 1995 Independent

Jeffrey Royer is a member of the Company’s Audit Committee. Jeff is a private investor with interests in telecommunications, broadcasting, medical device manufacturing, hospitality, professional sports, banking and real estate. Jeff serves as Chairman of Baylin Technologies Inc. (TSX), a provider of antenna and related systems for the mobile, broadband and wireless infrastructure markets, and (BY) Medimor Ltd., Tiberias, Israel, and is a director of RFA Capital Holdings, Inc. in Toronto, Ontario and Massuah Hotels in Jerusalem, Israel. Jeff serves currently on other corporate and non-profit boards, and has served as director of more than thirty private companies and not-for-profit organizations during his career. Jeff is a General Partner of the Arizona Diamondbacks Baseball Club. Jeff holds a Bachelor of Arts in Economics from Lawrence University in Wisconsin.

2019 AGM Vote results votes for votes withheld		19,917,938 28
Fiscal 2019 Meeting Attendance Board of Directors Audit Committee		9 of 9 (100%) 7 of 7 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	100,000(5)	15,549,470(5)	Nil	Nil	103,496	$3,727,287
2018	100,000	15,444,669	Nil	Nil	98,944

Proxy Circular Shaw Communications Inc.	11

Business of the Meeting

Bradley S. Shaw(8)(9)
Calgary, AB, Canada Age: 55 Director Since: 1999 Non-Independent

Bradley S. Shaw has been Chief Executive Officer of the Company since November 2010 and is a member of the Company’s Executive Committee. Since 2010, Brad has led the transformation of the Company from a Western-based cable company to a leading Canadian connectivity company. Brad joined the Company in 1987 as a customer service representative in the call centre where he learned the importance of listening to customers, responding to their needs and delivering an exceptional customer experience. This philosophy of customer service has guided him throughout his career as he assumed senior management and executive responsibilities. Brad was instrumental in building Shaw Direct into one of North America’s leading direct-to-home satellite television providers and he played a key role in the launch of the Company’s digital home phone service in 2005. In 2016, Brad spearheaded the following two transformational transactions: the acquisition of Freedom Mobile and divestiture of Shaw Media to reposition Shaw as a leading Canadian connectivity company. Brad is a director and a member of the executive committee of Cablelabs. Brad is also a director for several private companies. Brad is a director of Shaw Family Foundation and managing director of The HOP Foundation, both non-profit organizations. Active in his community, Brad sits on the Patrons’ Council of the Alberta Children’s Hospital Foundation and was instrumental in the success of Calgary’s Shaw Charity Classic, a pre-eminent stop on the PGA Champions Tour. Brad is not considered to be an independent director because he is a senior officer of the Company and is deemed to be related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2019 AGM Vote results votes for votes withheld		19,917,937 29
Fiscal 2019 Meeting Attendance Board of Directors		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Phone • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	PSUs(3)	DSUs(4)	Equity Value(12)(13)(16)
2019	46,400	9,194,956	240,000	105,279	15,178	7,915	$255,431,313
2018	46,400	9,186,090	540,000	91,558		7,567

JR Shaw, O.C., A.O.E.(8)(9)(10)
Calgary, AB, Canada Age: 85 Director Since: 1966 Non-Independent

JR Shaw is Executive Chair of the Board of Directors and Chair of the Executive Committee. JR founded the Company in 1966 and has overseen its growth from the first cable customer in 1971 to its approximate $13 billion market capitalization and status as one of Canada’s most successful companies with Internet, digital phone, video and satellite lines of business. As a respected leader and innovator, JR has also played a major role in the shaping of the Canadian broadcast industry. JR is a director of several private companies. JR is a director and the President of Shaw Family Foundation, a non-profit organization, also sitting on its Investment Committee. JR holds a Bachelor of Arts in Business Administration from Michigan State University. He has received several honorary degrees, including from the University of Alberta, University of Calgary and Graceland University in Lamoni, Iowa. JR was appointed an Officer of the Order of Canada in 2002 and a member of the Alberta Order of Excellence in 2008. JR was inducted into the Canadian Business Hall of Fame in 1998 and the Cable Hall of Fame in 2010. JR is not considered to be an independent director because he is a senior officer of the Company and its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2019 AGM Vote results votes for votes withheld		19,913,898 4,068
Fiscal 2019 Meeting Attendance Board of Directors – Executive Chair		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Operations Experience in Internet, Video and/or Phone

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	17,639,400	4,077,032(7)	Nil	Nil	Nil	$517,390,918
2018	17,639,400	3,919,722	150,000	Nil	Nil

12	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Mike Sievert
Kirkland, WA, USA Age: 50 Director Since: 2018 Independent

Mike Sievert is the President and Chief Operating Officer, and serves as a director, of T-Mobile, the fastest growing wireless company in the U.S. Mike is responsible for creating T-Mobile’s market strategies and offers while taking care of 80+ million customers across all of T-Mobile’s business units and brands, in more than 15,000 retail outlets, and in every major market in the U.S. Mike leads a customer experience-obsessed team of 100k+ who are always thinking up new ways for T-Mobile to challenge conventions while impressing customers with the next innovation. Prior to joining T-Mobile, Mike had a nearly 25-year career in marketing, technology and entrepreneurship, and has held leading executive positions in companies including service as Chief Commercial Officer at Clearwire Corporation, a broadband and communications provider, as co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, Corporate Vice President of the worldwide Windows group at Microsoft Corporation and Executive Vice President and Chief Marketing Officer at AT&T Wireless. Mike holds a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

2019 AGM Vote results votes for votes withheld		19,917,938 28
Fiscal 2019 Meeting Attendance(11) Board of Directors		8 of 9 (89%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Wireless Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	Nil	Nil	70,000	Nil	11,228	$306,075
2018	Nil	Nil	70,000	Nil	5,611

JC Sparkman(14)
Lakewood, CO, USA Age: 87 Director Since: 1994 Independent

JC Sparkman is a member of the Company’s Human Resources and Compensation Committee and Executive Committee. JC is a director of Liberty Global, Inc. (NASDAQ) and serves as chair of its compensation committee and is a member of its nominating and corporate governance and succession planning committees. JC is a director of Universal Electronics Inc. (NASDAQ) and serves as chair of its compensation committee and as a member of its corporate governance and nominating committee. JC has over thirty years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of Telecommunications Inc. (also known as TCI) for eight years until his retirement in 1995. During his over twenty-six years with TCI, he held various management positions overseeing TCI’s cable operations as that company grew into the largest multiple cable system operator in the U.S. at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally and he served as chair of its board and co-chief executive officer until December 2003. In 2015, JC was inducted into the Cable Hall of Fame.

2019 AGM Vote Results votes for votes withheld		19,913,927 4,039
Fiscal 2019 Meeting Attendance Board of Directors Human Resource & Compensation Committee		8 of 9 (89%) 4 of 5 (80%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Voice • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	10,000	56,400	Nil	Nil	64,002	$3,557,459
2018	10,000	56,400	Nil	Nil	61,188

Proxy Circular Shaw Communications Inc.	13

Business of the Meeting

Carl E. Vogel(14)(15)
Cherry Hills Village, CO, USA Age: 62 Director Since: 2006 Independent

Carl Vogel is a member of the Audit Committee. He is a private investor and an industry advisor focused on media and communications for Kohlberg Kravis Roberts & Co. L.P., an alternative asset management firm. He is also a senior advisor of DISH Network Corporation. From February 2008 until March 2009 Carl served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). Carl was the President of EchoStar Communications Corporation from September 2006 and Vice Chairman from June 2005 until February 2008. Prior to that, Carl was President, Chief Executive Officer and a director of Charter Communications, a broadband service provider in the U.S. He is a director of AMC Networks Inc. (audit committee chair), DISH Network Corporation, Sirius/XM Corporation (compensation committee chair) and Universal Electronics Inc. (audit committee member) (each NASDAQ listed). Carl is also a director of several private companies. Carl holds a Bachelor of Science Degree in Finance and Accounting from St. Norbert College in Wisconsin and was formerly an active Certified Public Accountant.

2019 AGM Vote Results votes for votes withheld		19,917,938 28
Fiscal 2019 Meeting Attendance Board of Directors Audit Committee Corporate Governance & Nominating Committee		9 of 9 (100%) 2 of 2 (100%) 5 of 5 (80%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Phone

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	Nil	35,000(6)	Nil	Nil	42,628	$1,162,039
2018	Nil	50,000	Nil	Nil	40,355

Sheila C. Weatherill, C.M.
Edmonton, AB, Canada Age: 74 Director Since: 2009 Independent

Sheila Weatherill is a member of the Corporate Governance and Nominating Committee. Sheila is the former President and Chief Executive Officer of the Capital Health Authority, the Edmonton region health administrative authority. Sheila is also a former director of Epcor Utilities Inc. where she served as Vice Chair and Chair of the Corporate Governance and Nominating Committee until May 2019. She was also a director of Canada Health Infoway, Inc. until July 2017. Sheila holds a nursing degree from the University of Alberta. Sheila’s honours include receiving an honorary doctorate from the University of Lethbridge, an honorary Bachelor of Arts from MacEwan University, the Alberta Centennial Medal and was appointed a Member of the Order of Canada. Sheila is also a Distinguished Executive in Residence in the School of Business, University of Alberta and is a member of several philanthropic and community organizations. Sheila was formerly a member of the Prime Minister’s Advisory Committee on the Public Service and was the Independent Investigator of the 2008 Listeriosis Outbreak.

2019 AGM Vote Results votes for votes withheld		19,913,927 4,039
Fiscal 2019 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		9 of 9 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	Nil	Nil	Nil	Nil	75,220	$2,050,497
2018	Nil	Nil	70,000	Nil	64,056

14	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Willard H. Yuill
Medicine Hat, AB, Canada Age: 81 Director Since: 1999 Independent

Willard Yuill is the Chair of the Human Resource and Compensation Committee. He has been the Chair and Chief Executive Officer of The Monarch Corporation, a private equity company since 1972 and CSH International, Inc., a United States private equity company. Prior to its sale in 2000, Monarch Broadcasting Ltd. owned and operated 15 radio licenses and six television licences for regions in Alberta and British Columbia. In 2004, the Company completed the acquisition from Monarch Cablesystems of certain cable systems comprising 35,000 cable television and internet customers in Alberta and British Columbia. Bill is currently a director of the Western Investment Company of Canada Limited, a public company on the TSXV. He is a Trustee of St. Andrew’s College Foundation and a Governor of the Western Hockey League. He is a former director of Western Financial Group, the Alberta Economic Development Authority and the Medicine Hat Exhibition and Stampede Ltd. and he is past Chair of the Alberta chapter of the World Presidents Organization. In 2006, Bill received an honorary doctorate from the University of Lethbridge. In 2016, Bill was awarded the Alberta Order of Excellence. In 2017, Bill received an honorary Applied Degree from Medicine Hat College and was inducted into the Calgary Business Hall of Fame.

2019 AGM Vote Results votes for votes withheld		19,913,927 4,039
Fiscal 2019 Meeting Attendance Board of Directors Human Resources & Compensation Committee – Chair		9 of 9 (100%) 5 of 5 (100%)
Skills: • Operations Experience in Internet, Video and/or Phone • Human Resources and Executive Compensation • Risk Evaluation and Management • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2019	10,800	3,611,722	Nil	Nil	41,011	$99,870,826
2018	10,800	3,986,722	Nil	Nil	39,207

Notes:

(1)

The information as to the securities beneficially owned, or over which control or direction is exercised, or as noted in Notes 5, 6, 7, 8 and 16 was furnished by the nominees as of November 27, 2018 and November 26, 2019, respectively.

(2)

Prior to 2019, the Company awarded stock options to new directors upon their election or appointment to the Board. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors”.

(3)

“RSUs” means restricted share units, which were granted under both the Plan for Restricted Share Units & Performance Share Units adopted effective June 28, 2016 (the “Original RSU/PSU Plan”) and the amended and restated Plan for Restricted Share Units & Performance Share Units approved on October 25, 2018 (the “RSU/PSU Plan”). “PSUs” means performance share units which are granted under the RSU/PSU Plan. For further details, please see the information under the heading “Statement of Compensation – Medium Term Incentives – RSU/PSU Plan”.

(4)

“DSUs” means deferred share units, which are granted pursuant to the Directors’ Deferred Share Unit Plan (the “DDSU Plan”), adopted effective January 1, 2004 and amended and restated as of November 27, 2018. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors – DDSU Plan”.

(5)

Jeffrey C. Royer beneficially owns 33,235 Class B Non-Voting Shares. Associates of Mr. Royer own 100,000 Class A Shares and 15,516,235 Class B Non-Voting Shares. Mr. Royer does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Royer’s holdings excludes the 100,000 Class A Shares and 15,516,235 Class B Non-Voting Shares owned by his associates.

(6)

The Vogel Family 2012 Irrevocable Family Trust, an associate of Mr. Vogel, holds the indicated 35,000 Class B Non-Voting Shares. Mr. Vogel does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Vogel’s holdings excludes the 35,000 Class B Non-Voting Shares held by The Vogel Family 2012 Irrevocable Family Trust.

(7)

JR Shaw beneficially owns 1,165,746 Class B Non-Voting Shares. Shaw Family Foundation beneficially owns 2,911,286 Class B Non-Voting Shares. Although JR Shaw does not beneficially own the 2,911,286 Class B Non-Voting Shares held by Shaw Family Foundation, he exercises control or direction over them by serving on the Investment Committee. This information is included solely to provide additional disclosure to shareholders. The equity value of JR Shaw’s holdings excludes the 2,911,286 Class B Non-Voting Shares owned by Shaw Family Foundation.

(8)

JR Shaw is the father of Bradley S. Shaw. Shaw Family Living Trust (“SFLT”) and its subsidiaries hold 17,562,400 Class A Shares (representing approximately 79% of the outstanding Class A Shares). The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 26, 2019, JR Shaw as Chair, Bradley S. Shaw, four other members of JR Shaw’s family, and one independent director. SFLT and its subsidiaries hold these shares for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares. See “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(9)	In fiscal 2019, JR Shaw and Bradley S. Shaw elected not to receive director fees.

Proxy Circular Shaw Communications Inc.	15

Business of the Meeting

(10)

JR Shaw was a director of Darian Resources Ltd. (“Darian”) prior to its filing for creditor protection under the Companies’ Creditors Arrangement Act (the “CCAA”) on February 12, 2010. Darian successfully completed its restructuring proceedings under the CCAA on July 2, 2010.

(11)	Mike Sievert did not serve on a Committee of the Board during fiscal 2019.
(12)

Equity value is calculated using $27.53 per Class A Share and $27.26 per Class B Non-Voting Share, being the closing prices on the TSX on November 26, 2019. Equity value includes Class A Shares, Class B Non-Voting Shares, RSUs and DSUs (but excludes Options). The equity value for each of JR Shaw, Jeffrey C. Royer and Carl E. Vogel is calculated based on the shares beneficially owned by him (see, respectively, notes 5, 6 and 7).

(13)

Each of the nominee directors meet the share ownership guidelines (see “Compensation of Directors – Share Ownership Guidelines”), except Mike Sievert and Christy Clark, both of whom became directors in fiscal 2018. As of November 26, 2019, Mr. Sievert and Ms. Clark require an additional $193,925 and $316,186, respectively in Class A Shares, Class B Non-Voting Shares, DSUs, and RSUs to meet the share ownership guidelines.

(14)

Each of Richard R. Green and JC Sparkman is a member of the board of directors of Liberty Global, Inc. Each of JC Sparkman and Carl E. Vogel is a member of the board of directors of Universal Electronics Inc.

(15)

Each member of the Audit Committee is independent and financially literate as defined in National Instrument 52-110 – Audit Committees and each of Michael W. O’Brien, Jeffrey C. Royer and Carl Vogel qualifies as a “financial expert” under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and other applicable regulatory requirements.

(16)

The equity value of Bradley S. Shaw’s holdings is comprised of $1,277,392 for Class A Shares, $250,654,500 for Class B Non-Voting Shares, $2,869,906 for RSUs, $413,752 for PSUs (assuming 100% payout), and $215,763 for DSUs. Equity value is calculated using $27.53 per Class A Share and $27.26 per Class B Non-Voting Share, being the closing prices on the TSX on November 26, 2019.

(17)	Peter Bissonnette became an independent director as of September 1, 2018.

3.	Appointment of Auditors

Ernst & Young LLP, Chartered Accountants has been nominated to serve as auditors of the Company to hold office until the next annual general meeting of shareholders of the Company. Upon recommendation of the Audit Committee, the Board and management recommend to shareholders the re-appointment of Ernst & Young LLP as the Company’s auditors.

Audit Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to Ernst & Young LLP, the auditors of the Company, for audit (including separate audits of wholly-owned and non-wholly owned entities, and Sarbanes-Oxley Act-related services), audit-related (including financings and regulatory reporting requirements), tax and other services in the fiscal years ended August 31, 2019 and 2018 were as follows:

Type of Service	Fiscal 2019 $	Fiscal 2018 $

Audit Fees	3,356,175	3,374,000

Audit-related Fees	127,020	94,000

Tax Fees	145,554	72,000

Total	3,628,749	3,540,000

Audit-related fees for fiscal 2019 and 2018 relate to assurance services in respect of an environmental and regulatory report, and services performed in conjunction with senior note and securities offerings. The tax fees for fiscal 2019 and 2018 relate to general tax advisory services.

The Audit Committee considered and agreed that the above fees are compatible with maintaining the independence of the Company’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $150,000 in fees payable to Ernst & Young LLP for such services at any time until ratified by the Audit Committee. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

16	Shaw Communications Inc. Proxy Circular

Statement of Compensation

1.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to articulate the philosophy, design, and administration of Shaw’s executive compensation program and sets out the significant elements of compensation awarded to the following named executive officers (“NEOs”):

Named Executive Officers

JR Shaw Executive Chair

Bradley S. Shaw Chief Executive Officer

Jay Mehr President

Trevor English Executive Vice President, Chief Financial & Corporate Development Officer

Paul McAleese President, Wireless

Proxy Circular Shaw Communications Inc.	17

Statement of Compensation

Biographical information for Jay Mehr, Trevor English, and Paul McAleese is set out below. Biographical information for JR Shaw and Bradley S. Shaw is included under the heading “Business of the Meeting – Election of Directors”.

Jay Mehr

Jay Mehr serves as President, a position he has held since March 2016. Jay is responsible for overseeing all operational and customer-facing areas of the business, including both the Wireless and Wireline divisions. Jay has also held a number of operational leadership roles over his 20 year career with the Company, including Executive Vice President & Chief Operating Officer; Senior Vice President, Operations; Group Vice President, Operations, Shaw Cable; Vice President, Operations; and regional manager roles in British Columbia and Ontario. Jay holds a Bachelor of Commerce degree from the University of Alberta.

Trevor English

Trevor English serves as Executive Vice President, Chief Financial & Corporate Development Officer, a position he has held since May 4, 2018. In addition to his financial accountabilities, Trevor is responsible for strategic planning, business development, investor relations and investment initiatives. Trevor has been with the Company since 2004 and prior to joining Shaw he worked for CIBC World Markets Inc. in Canada and the United Kingdom. Trevor has over 20 years of experience in corporate finance, mergers & acquisitions, investor relations, business development and financial analysis. Trevor holds a Bachelor of Commerce degree from the University of Calgary and a Chartered Financial Analyst designation.

Paul McAleese

Paul McAleese serves as President, Wireless, a position he has held since April 14, 2018. Paul leads the Wireless division including the development and execution of the annual operating plan. Paul has been with the Company since February 3, 2017 and previously held the position of Chief Operating Officer, Freedom Mobile. Prior to joining the Company, Paul held executive-level positions with leading wireless operators in the United States, Europe, and Canada.

EXECUTIVE SUMMARY

1.	Compensation Discussion and Analysis

Fiscal 2019 Overview

The Board recognizes the significant contribution of the executive team in the growth and success of the Company. After undergoing a period of significant and transformative change through the Total Business Transformation (“TBT”) and the related Voluntary Departure Program (“VDP”), our focus has shifted to driving operational efficiency and executing on our strategic priorities through delivery of an exceptional customer experience and a more agile operating model. In fiscal 2019, our strategic focus remained unchanged as we believe that we are well positioned with our current set of complementary assets to meet our customers’ increasing needs and demands for connectivity and deliver long-term, sustainable growth.

Fiscal 2019 was another exciting year of strong performance from the Company’s Wireless business. Through thoughtful and strategic investments and spectrum deployment, the Company has created a stronger, higher quality network that enables it to deliver an improved customer experience. Through the ongoing success of its Big Gig data plans, including Big Gig Unlimited and Absolute Zero Plans, which leverage its continuous network quality improvements and additional points of distribution, the Company was able to deliver both subscriber growth of over 266,000 (net additions), ABPU improvement of 6.3% (to $41.67) and service revenue growth of approximately 23% (to $694 million) in fiscal 2019. Since the acquisition of Freedom Mobile in 2016, our Wireless subscriber base has grown by approximately 65% to over 1.65 million subscribers, which is a true testament to Freedom Mobile delivering a differentiated and sustainable value proposition to customers.

In fiscal 2019, investment in its wireless network was a top priority and throughout the year, the Company continued to roll out our 700 MHz spectrum to a significant portion of sites in Calgary, Edmonton, and Vancouver as well as the greater Toronto area (“GTA”). At the end of fiscal 2019, approximately 70% of the build is complete in Western Canada, with the remaining deployment of the 700 MHz spectrum expected to continue throughout fiscal 2020. Additionally, through the 600 MHz spectrum auction which concluded in April 2019, the Company successfully acquired 11 paired blocks of 20-year 600 MHz spectrum across its wireless operating footprint. The 600 MHz spectrum will not only enable

18	Shaw Communications Inc. Proxy Circular

Statement of Compensation

the Company to vastly improve its current LTE service but will also serve as a foundational element of its 5G strategy.

In our Wireline division, the Company continued to leverage our broadband advantage by introducing new and improved services to residential and business customers that align with its focus on profitable growth and stability. In April 2019, the Company launched Shaw BlueCurve to its residential customers, through the BlueCurve Gateway modem, BlueCurve Home App, and BlueCurve Pods, as well as an enhanced and cost-effective customer video experience through internet protocol television, or IPTV. Both initiatives support TBT, which seeks to shift customer interactions to digital platforms, deploy self-help and self-install programs and streamline the operations that build and service the Company’s network. At the end of fiscal 2019, approximately 45% of the Company’s customers elected to self-install their services. As part of this multi-year journey, the Company will continue to build and transition into a new digital operating service model, improving the customer experience while significantly reducing costs in the Wireline division.

In addition to strengthening the long-term strategic positioning over the last two fiscal years, the Company maintained a strong balance sheet that supported the significant level of investment required for long-term growth while remaining committed to an investment grade credit rating and long-term free cash flow growth that supports the initiatives related to return of capital to shareholders.

Fiscal 2019 Highlights

Below are additional details regarding the Company’s fiscal 2019 highlights:

Corporate

•

The Company’s voluntary departure program, or VDP, continued in fiscal 2019, resulting in approximately 1,000 employees exiting the Company in fiscal 2019 bringing the total to approximately 2,300 employees since the program commenced in March 2018. As of November 15, 2019, approximately 2,700 employees had departed the Company pursuant to the VDP, which is approximately 84% complete.

•

As the VDP approaches completion, the total restructuring charge is now expected to total approximately $437 million as approximately 90 employees either rescinded their acceptance of the VDP package with the approval of the Company or declined their package in order to expedite their departure date resulting in a $10 million recovery in fiscal 2019 (For further detail see “Total Business Transformation” in the Company’s Management’s Discussion and Analysis for the year ended August 31, 2019 (the “2019 Annual MD&A”).

•

The anticipated annualized savings related to the VDP to be fully realized in fiscal 2020 are expected to be approximately $200 million (with approximately $125 attributable to operating expenses and approximately $75 million attributable to capital expenditures) which is materially in-line with the original estimate of $215 million. In fiscal 2019, VDP related cost reductions totaled $135 million, of which $98 million were attributed to operating expenses and $37 million were attributed to capital expenditures.

•

On May 31, 2019, the Company completed its secondary offering of 80,630,383 Corus Class B non-voting participating shares of Corus at a price of $6.80 per share, representing approximately 39% of the outstanding Corus Class B non-voting participating shares for net proceeds to the Company of approximately $526 million. Shaw no longer holds any equity interest in Corus.

Financing Activities

•

On November 2, 2018, the Company closed its offering of $1 billion of senior notes, comprised of $500 million principal amount of 3.80% senior notes due 2023 and $500 million principal amount of 4.40% senior notes due 2028.

•

On November 21, 2018, the Company amended its $1.5 billion credit facility to extend the maturity date by two years, to December 22, 2023. The credit facility can be used for working capital and general corporate purposes.

•

Effective May 29, 2019, the Company amended the terms of its accounts receivable securitization program with a Canadian financial institution to extend the term to May 29, 2022, and increase sales committed up to a maximum of $200 million. As at August 31, 2019, $40 million was drawn under the program. On November 1, 2019, the Company drew an additional $80 million bringing the total amount drawn under the program to $120 million.

•	On October 1, 2019, the Company repaid $1.25 billion 5.65% senior notes.
•

On October 25, 2019, in accordance with the terms of its dividend reinvestment plan (“DRIP”), the Company announced that in lieu of issuing shares from treasury, it will satisfy its share delivery obligations under the DRIP by purchasing Class B Non-Voting Shares on the open market. In addition, the Company will reduce its

Proxy Circular Shaw Communications Inc.	19

Statement of Compensation

DRIP discount from 2% to 0% for the Class B Non-Voting Shares delivered under the DRIP. The changes to the DRIP will apply to the dividends payable on
November 28, 2019 to shareholders of record on November 15, 2019.
•

On October 29, 2019, the Company announced that it had received approval from the Toronto Stock Exchange (“TSX”) to establish a normal course issuer bid program. The program commenced on November 1, 2019 and will remain in effect until October 31, 2020. As approved by the TSX, the Company has the ability to purchase for cancellation up to 24,758,127 Class B Non-Voting Shares, representing 5% of all of the issued and outstanding Class B Non-Voting Shares. As of November 15, 2019, the Company has purchased 483,428 Class B Non-Voting Shares for cancellation for a total cost of approximately $13 million under the NCIB.

•

On November 21, 2019, the Company extended the term of its five-year $1.5 billion bank credit facility from December 2023 to December 2024. The credit facility is used for working capital and general corporate purposes.

Wireless – Freedom Mobile

•

During 2019, Freedom Mobile continued to roll out its Extended Range LTE in Calgary, Edmonton, Vancouver, and the greater Toronto area, which leverages its 700 MHz spectrum, to provide customers with improved in-building service as well as extended service at the end of the coverage service area. The Company continues to focus on improving its customer experience through the deployment of the 700 MHz spectrum which is expected to continue throughout fiscal 2020, resulting in a 22-basis point reduction year-over-year in post-paid customer churn to 1.32%.

•

On February 28, 2019, the CRTC issued the Notice of Consultation (the “Notice”) for its anticipated review of the regulatory framework for mobile wireless services in Canada. The Notice conveys the CRTC’s preliminary view that it would be appropriate to mandate wholesale mobile virtual network operators (“MVNOs”) access to the networks of the national incumbents. The CRTC’s determinations on these and other questions in the Notice could affect Shaw’s ability to compete in the mobile wireless market. (For further details see: “Government Relations and Regulatory Developments – CRTC Wireless Review” in the 2019 Annual MD&A).

•	In the third quarter of fiscal 2019, Freedom Mobile introduced new prepaid service plans that better aligned with current market offers resulting in a significant year-over-year improvement in prepaid market performance. Freedom Mobile also finalized an agreement with a third national retail partner, Mobilinq, to launch prepaid services in approximately 50 of its stores. At the end of fiscal 2019, Freedom had a total of over 650 points of retail distribution.

•	In fiscal 2019, Freedom Mobile expanded its network through the launch of 19 new communities in Alberta, British Columbia, and Ontario.

Wireline – Consumer & Business

•

In fiscal 2019, the Company completed the activation of the next generation of cable access technology known as Data over Cable Service Interface Specification Version 3.1 (“DOCSIS 3.1”). Powered by our latest generation of DOCSIS 3.1 enabled Cable modem, the XB6, the upgrade allowed the Company to launch its Internet 600 consumer speed tier and its 1 Gbps business speed tier across virtually all of its Western Canadian cable footprint.

•	In November 2018, the Company doubled internet speeds of its top residential tiers, Internet 150 and Internet 300 to Internet 300 to Internet 600, respectively.
•	In January 2019, Shaw Business launched 100 Mbps symmetrical private data connections to over 300,000 business locations in western Canada with the next generation Ethernet over DOCSIS technology.
•	In March 2019, Shaw Business:
•

launched its fastest Internet tier in select areas - with download speeds of up to 1 Gbps paired with upload speeds of up to 125 Mbps allowing businesses of all sizes to get the bandwidth they need and ensure their employees and guests can get the most out of their connectivity experience; and

•	doubled the speeds of eligible Shaw Business Internet and Smart WiFi 150 and 300 customers to Shaw Business Internet and Smart WiFi 300 and 600, respectively.
•

On August 1, 2019, the Company completed the sale of the assets of the Shaw Calgary1 data center, including all of the contractual relationships residing in the facility and the existing operational and sales teams, to a third party.

•

On August 15, 2019, the CRTC issued Telecom Order 2019-288 (the “Order”), which set the Company’s final wholesale high speed service (“HSA”) rates. The final rates were significantly lower than the interim rates set in October 2016, and retroactive to January 31, 2017. On September 13, 2019, the Company jointly with Cogeco, Eastlink, Rogers, and

20	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Videotron (the “Cable Carriers”) filed a motion for leave to appeal the Order with the Federal Court of Appeal, as well as a motion to stay the Order, pending the final Judgment on the appeal (if leave is granted). On November 22, 2019, the motion for leave to appeal the Order, as well as the motion to stay the Order pending final judgment on the appeal, were granted. As well, on November 13, 2019, the Cable

Carriers filed a Petition requesting that the Cabinet order the CRTC to reconsider the Order. A decision on whether to vary, rescind or refer the Order back to the Commission must be made within one year from the date of the Order. (for further detail see “Government Relations and Regulatory Developments – Third Party Internet Access” in the 2019 Annual MD&A).

Executive Compensation Guiding Principles & Philosophy

The Company takes a comprehensive and strategic approach to executive compensation. The Company’s compensation program is designed to attract, retain, motivate, and reward the executive team by aligning management’s interest with the Company’s objectives and performance.

The Company’s executive compensation philosophy is grounded on three guiding principles outlined below.

1.	Align executive compensation with the execution of the Company’s business strategies and overall business performance.

This principle is achieved by:

• encouraging executives to build value for shareholders, customers, employees and community stakeholders over the short, medium and long-term;

• considering both quantitative and qualitative performance factors to maintain a balanced approach to assessing individual and team performance; and,

• rewarding performance to ensure that all employees are focused on accelerating performance and results that contribute to Shaw’s overall success.

Success requires that Shaw maintain a balance between the competing challenges of growth, investments in its network and other technology developments, regulatory compliance, competition, management of talent and leadership, and the general economic environment. This requires:

• annually reviewing and assessing compensation practices to ensure that they align with the business strategy and performance;

• assuring management maintains its focus, knowledge, stability and experience in order to execute business strategies in an intensely competitive environment with rapidly evolving technologies; and,

• making capital allocation decisions involving major long-term capital investments which shape and determine future growth and profitability.

2.

Provide a combination of compensation elements, including fixed elements that provide security and enable the Company to attract and retain key employees including senior leaders and “at risk” elements that reflect their ability to influence business outcomes and performance.

These elements include:

• base salaries, which provide a fixed level of compensation to attract, retain and motivate top executives;

• incentive programs that reflect corporate, divisional and individual performance to motivate Shaw’s leaders to deliver results based on corporate strategies and sustain long-term success;

• a perquisite package, which includes annual executive medical exams; and,

• retirement plans that help attract and retain Shaw’s senior leaders.

3.	Ensure that Shaw’s executive compensation practices are market competitive and designed to attract, retain and motivate high calibre leaders.
• Shaw measures total compensation (including “at risk” performance pay) relative to a group of comparators (See discussion of peer group under the heading “Benchmarking Compensation”).

Proxy Circular Shaw Communications Inc.	21

Statement of Compensation

Compensation Governance

The Human Resources and Compensation Committee assists the Board with oversight of human resources policies, executive compensation and succession. More specifically, the Human Resources and Compensation Committee is responsible for ensuring that effective human resource programs and philosophies are developed and implemented in conformity with the Company’s vision, values and strategic objectives to ensure the recruitment, retention and engagement of high-quality talent at all levels.

As of November 26, 2019, the Human Resources and Compensation Committee is comprised of four independent and qualified directors: Willard H. Yuill (Chair), Peter Bissonnette(1), Adrian Burns and JC Sparkman. The members of the Human Resources and Compensation Committee have:

•	a thorough understanding of policies, principles, and governance related to human resources and executive compensation; and,
•

many years of board, executive and other diverse business experience gained through involvement with public and private enterprises that are involved in telecommunications and other industries in Canada and/or the United States.

The Human Resources and Compensation Committee is governed by a charter which details its mandate, composition and responsibilities. The responsibilities of the Human Resources and Compensation Committee are described under “Statement of Corporate Governance – Human Resources and Compensation Committee” and includes (among other things) reviewing and recommending to the independent members of the Board, base salary, long and short-term compensation of the Executive Chair, the Chief Executive Officer, and Shaw family members who are executive officers of the Company. A copy of the Human Resources and Compensation Committee charter is also available at https://www.shaw.ca/Corporate/Investor-relations/Corporate-Governance.

In fiscal 2019, the Human Resources and Compensation Committee used two advisors with specialized expertise to assist the Committee in carrying out its duties: Willis Towers Watson Public Limited Company (“Willis Towers Watson”) was retained for executive and board of director compensation and Mercer (Canada) Limited (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. was retained to provide pension consulting and actuarial advice. Willis Towers Watson has served as the Company’s consultant since August 2014. In fiscal 2019, the only services Willis Towers Watson provided the Company, its directors, and management were executive and director compensation consulting services.

Benchmarking Compensation

The Human Resources and Compensation Committee annually reviews the total compensation of the Company’s executives and compensation practices of the Company. As part of that process, the Committee selects and reviews the comparator group for benchmarking purposes with input from Willis Towers Watson and management.

Recognizing the competitiveness of executive talent in the North American telecommunications industry, three reference groups in fiscal 2019 were developed with the objective to provide more specificity, clarity and align with the importance of each role. A description of the three reference groups is set out below:

A. North American Industry-Specific	A view of pay in similarly-sized North American organizations in similar industries (e.g., cable & satellite, integrated and wireless telecommunications services and broadcast)

B. Large Canadian Telecommunications	A very focused reference of pay of comparable industry peers within Canada with directly comparable mix of product and services

C. Canadian General Industry	A more general view of pay levels in similarly sized Canadian companies (irrespective of industry)

22	Shaw Communications Inc. Proxy Circular

[1]	Gregg Keating was a member of the Human Resources and Compensation Committee until January 11, 2019. Peter Bissonnette joined the Human Resources and Compensation Committee on January 1, 2019.

Statement of Compensation

The North America Industry-Specific companies are listed below. The companies also included in the Large Canadian Telecommunications reference group have been identified with an asterisk.

BCE Inc.*	DISH Network Corporation

Rogers Communication Inc.*	Altice USA, Inc.

TELUS Corporation*	Frontier Communications Corp.

Quebecor Inc.	Sirius XM Holdings Inc.

Cogeco Communications Inc.	Telephone and Data Systems, Inc.

Data for the Canadian General Industry reference group are sourced from Willis Towers Watson’s Executive Compensation Survey and reflect participants with more than $2 billion in revenue across all industries. The companies are not chosen by name and may change year over year based on survey participation.

The Committee considers compensation levels and pay mix for the various reference groups along with other relevant factors including retention risk, experience, performance, internal equity, strength of successor and the strategic importance of the role to determine the appropriate level and mix of compensation for each NEO. Further, the Human Resources and Compensation

Committee uses their judgment and experience to inform their compensation decisions.

Role of Compensation Consultant

In addition to the services provided by Willis Towers Watson, the Company retained Mercer to provide other services during fiscal 2019 and fiscal 2018 that were not related to executive and/or director compensation which included (among other things) pension actuarial and administrative services for defined benefit pension plans. The Human Resources and Compensation Committee is not required to pre-approve such other services that Mercer or its affiliates provide to the Company at the request of management.

Aggregate fees paid to Mercer and Willis Towers Watson are listed below:

	2019		2018

Advisor	Executive Compensation Related Fees $	All Other Fees(1) $	Executive Compensation Related Fees $	All Other Fees(1) $

Mercer	–	532,472	–	570,016

Willis Towers Watson	207,707	–	139,947	–

Note:

(1)	All Other Fees are related to pension administration and actuarial valuations

Proxy Circular Shaw Communications Inc.	23

Statement of Compensation

Risk Considerations

The Human Resources and Compensation Committee is responsible for overseeing the Company’s compensation practices to ensure they do not encourage executives to take risks that could have a material adverse effect on the Company.

The Human Resources and Compensation Committee reviews compensation annually to ensure competitive positioning consistent with the Company’s compensation philosophy. In addition, the Human Resources and Compensation Committee, with assistance from Willis Towers Watson, conducts a more comprehensive review to ensure the Company’s compensation program and practices remain effective and competitive with the market and mitigate against excessive or inappropriate risk taking.

The Human Resources and Compensation Committee also consults with Willis Towers Watson as to the level of risk in the Company’s compensation program and focuses on the Company’s executive compensation philosophy, comparator groups, benchmarking analysis and review. Components of the Company’s compensation program are designed to address risk as follows:

•	base salary is fixed to provide steady income regardless of share price and therefore does not encourage excessive risk-taking;
•	the pay mix is set to balance short, medium and long-term rewards;
•

short-term incentive plan payout amounts are linked to performance, and are only paid out on the achievement of pre-determined financial and individual performance metrics and on the approval of the Human Resources and Compensation Committee and the Board where required; and,

•	equity awards vest over an extended period which helps to ensure that performance aligns with shareholders’ interests.

The Company has adopted a formal policy restricting reporting insiders (which includes NEOs and directors) from purchasing financial instruments such as prepaid variable forward contracts, puts, calls, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of their equity based securities granted as compensation (stock options, RSUs, PSUs, and DSUs) or held, directly or indirectly, by the NEO or director.

The Human Resources and Compensation Committee has considered the risk profile of the Company’s compensation program and confirmed that it believes that the compensation program does not encourage excessive or inappropriate risk taking.

Claw backs

Pursuant to the Sarbanes-Oxley Act, the Chief Executive Officer and Executive Vice President, Chief Financial & Corporate Development Officer of Shaw are subject to a statutory claw back in the event of misconduct which results in a required restatement of any financial reporting required under applicable securities laws.

Founder’s Agreement

In 1997, the Company entered into an agreement with its Executive Chair, JR Shaw, which provides for, among other things, an annual incentive bonus. The agreement recognizes JR Shaw’s central role in founding and building the Company and ensures that the Company retains and utilizes the full benefit of his over 50 years of industry experience. As Executive Chair, JR Shaw continues to provide broad stewardship and strategic vision for the Company. In addition, his stature as a national corporate leader and his positive long-standing reputation with government, regulatory, investor and banking communities enhances the Company’s capacity to achieve its strategic and financial goals.

The agreement with JR Shaw provides for an incentive bonus that is paid to him annually, provided the Company reaches its financial targets. The agreement also specifies that the amount is to be between 0.5% and 1.0% of the Company’s operating income before restructuring costs and amortization(2) (as reported in the Company’s annual consolidated financial statements) excluding the results of Shaw Direct (the “Income Base”) for the year in which it is to be paid. In fiscal 2019, JR Shaw voluntarily reduced his annual incentive bonus and received $6,800,000 which represented approximately 0.35% of the Income Base.

24	Shaw Communications Inc. Proxy Circular

[2]

Operating income before restructuring costs and amortization is a non-GAAP financial measure. See definition under “Key Performance Drivers” for a description and reconciliation to its closest gap measure operating income from continuing operations in the Company’s 2019 Annual MD&A.

Statement of Compensation

Retention, Talent Development & Succession Planning

The Company’s success is substantially dependent upon the retention and the continued performance of our executive officers. Many of these executive officers are uniquely qualified in their areas of expertise, making it difficult to replace their services in the short to medium- term. The loss of the services of any key executives and/or employees in critical roles or inadequate processes designed to attract, develop, motivate and retain productive, engaged employees could have a material adverse effect on Shaw, its operations and/or financial results.

To mitigate this risk and retain the current executive team, the Board of Directors approved retention payout amounts for certain executive officers. Factors considered in determining the retention payout amounts included the executives’ direct impact to the business, compensation level, succession pipeline and desired retention period. Retention payout amounts are payable in the form of (i) RSUs and/or (ii) an enhancement to the executives’ Executive Retirement Plan (ERP) or a combination of both. Retention payout amounts are not payable if the executive resigns or is terminated with or without cause prior to the date the retention payout amount is vested. In this regard, Mr. English will receive $8 million all through enhancements to his ERP. Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs and ERP enhancements.

The Company focuses on identifying, assessing and developing high-potential individuals to prepare them for broader and more complex roles within the organization. This focus on developing internal capabilities helps to retain talent and provides greater options in succession for key roles. The Company supplements the practice of promoting from within by hiring externally to benefit from diverse experience and to further promote diversity in the workplace. The Human Resources and Compensation Committee oversees the Company’s senior leader succession planning activities and reviews results with the Board regularly.

This formal process reviews potential successions and gaps for senior leadership roles together with detailed action plans to support the ongoing development of high potential talent within the Company.

Through the Company’s short-term incentive program, eligible employees prepare a performance management plan with clear business objectives, measurable individual performance metrics and a personal development plan.

The development, retention and acquisition of key leadership talent is a focus at all levels. The Company has an ongoing commitment to employee engagement to identify initiatives that it can take to better motivate its employees to perform, which are measured through a recurring, real-time employee listening program.

Proxy Circular Shaw Communications Inc.	25

Statement of Compensation

Summary of Termination and Change of Control Benefits

In fiscal 2019, the Company entered into new employment agreements with all NEOs (other than JR Shaw) to provide for consistent terms and conditions of employment, including termination, severance, retirement, resignation, change of control, non-compete, non-solicitation and retention payout amounts. The following table shows the potential payments to the NEOs as at August 31, 2019, as if the officer’s employment had been terminated with or without cause, or the officer had retired or resigned as at August 31, 2019. The table also shows the amounts payable to each such officer on a change of control of the Company. Only incremental payments, payables and benefits that are triggered by or result from the listed events and that arise from contractual obligations, agreements, plans or arrangements between the NEO and the Company are disclosed.

		Severance $		Option-Based Awards $		Share-Based Awards $		Pension $		Total $

Bradley S. Shaw

	Termination Without Cause	18,730,000	(1)	–		2,632,441	(3)	–		21,362,441

	Retirement	–		–		3,792,694	(4)	–		3,792,694

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		80,400	(5)	3,792,694	(6)	–		3,873,094

Jay Mehr

	Termination Without Cause	10,877,500	(1)	–		1,558,853	(3)	–		12,436,353

	Retirement	–		–		2,008,093	(4)	–		2,008,093

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		67,000	(5)	2,008,093	(6)	2,346,000	(7)	4,421,093

Trevor English

	Termination Without Cause	5,515,000	(1)	–		1,009,550	(3)	–		6,524,550

	Retirement	–		–		1,300,585	(4)	–		1,300,585

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		26,800	(5)	1,300,585	(6)	8,000,000	(8)	9,327,385

Paul McAleese

	Termination Without Cause	2,095,000	(2)	–		623,315	(3)	–		2,718,315

	Retirement	–		–		2,063,198	(4)	–		2,063,198

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		–		2,063,198	(6)	3,400,000	(9)	5,463,198

Notes:

Termination without Cause:

(1)

Pursuant to their employment agreements, if the employment of Messrs. Shaw, Mehr or English is terminated without cause, their severance will be calculated as a lump sum payment equal to 24 months of earnings including base salary, annual short-term incentive plan target amount, annual PSU grant value as of date of the termination and a lump sum payment of $15,000 for loss of benefits.

(2)

Pursuant to his executive employment agreement, if the employment of Mr. McAleese is terminated without cause, his severance will be calculated as a lump sum payment equal to 12 months of earnings including base salary, annual short-term incentive plan target, annual PSU grant value as of date of termination and a lump sum payment of $15,000 for loss of benefits.

(3)

NEOs hold RSUs and PSUs (collectively, the “Units”) granted under both the Plan for Restricted Share Units & Performance Share Units adopted effective June 28, 2016 (the “Original RSU/PSU Plan”) and the amended and restated Plan for Restricted Share Units & Performance Share Units approved effective October 25, 2018 (the “RSU/PSU Plan”). If a Participant under either Plan (a “Participant”) is terminated without cause, then the Participant’s outstanding Units shall vest on a prorated basis based on the percentage completion of the term of the Unit. The amounts disclosed are based on the market value of $25.30, which was the closing price for the Class B Non-Voting Shares on TSX on August 31, 2019 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

26	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Retirement:

(4)

NEOs hold Units granted under both the Original RSU/PSU Plan and the RSU/PSU Plan. Under the Original RSU/PSU Plan, if a Participant retires, the Participant’s outstanding Units shall vest at a prorated amount based on the percentage completion of the original term of the Unit for which the Participant was employed by the Company. If a Participant retires under the RSU/PSU Plan, the Participant’s outstanding Units shall continue to vest in accordance with the terms of such Units. The amounts disclosed are based on the market value of $25.30, which was the closing price for the Class B Non-Voting Shares on TSX on August 31, 2019 and assumes the performance criteria for the PSUs are met at 100% payout amount.

Change of Control;

(5)

Under the Stock Option Plan, on a change of control, all outstanding Options vest and may be exercised. The amount disclosed is the difference between the market value of $25.30, which is the closing price for the Class B Non-Voting Shares on TSX on August 31, 2019, and the exercise price of the unvested Options that would become exercisable on a change of control. Options that are not in the money have been excluded.

(6)

NEOs hold Units granted under both the Original RSU/PSU Plan and the RSU/PSU Plan. Under the Original RSU/PSU Plan, Units shall vest at a prorated amount based on the percentage completion of the original term of the Unit for which the Participant was employed by the Company. Under the RSU/PSU Plan, all of the participant’s Units vest immediately prior to a change of control. The amounts disclosed are based on the market value of $25.30, which was the closing price for the Class B Non-Voting Shares on TSX on August 31, 2019 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

(7)

Pursuant to the terms of the Supplemental Executive Retirement Plan (“SERP”), if Mr. Mehr’s employment is terminated as a result of a change of control, he will become eligible to immediately commence his annual SERP pension without reduction. Given that he is otherwise unable to retire under the SERP until age 55, on change of control he would be eligible for his full unreduced annual SERP pension of $2,346,000 prior to age 55. This also results in an increase to his SERP pension of $821,000 from age 55. The approximate value of the increase to Mr. Mehr’s SERP pension on a change of control is $21,187,000 based on actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements for the year ended August 31, 2019.

(8)	Pursuant to his executive employment agreement, upon change of control, Mr. English will receive $8 million all through enhancements to his Executive Retirement Plan (the “ERP”).
(9)

Pursuant to his executive employment agreement, upon change of control, Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs and enhancements to his ERP. For further clarity, Mr. McAleese was granted $1.5 million in RSUs on April 15, 2019 and will receive an additional $1.5 million RSU grant in April 2020.

JR Shaw, Bradley S. Shaw, and Jay Mehr are members of the SERP and Trevor English and Paul McAleese are members of the ERP. In the event of a change of control of, or merger involving, the Company, the SERP and the

ERP become fully vested and fully funded immediately. (For further details on the SERP and ERP, see “Retirement Plans and Benefits”).

Proxy Circular Shaw Communications Inc.	27

Statement of Compensation

Performance Graph

The following graph compares the cumulative five-year return of the Class B Non-Voting Shares (assuming $100 is invested in Class B Non-Voting Shares and dividends are reinvested) with the S&P/TSX Composite Total Return Index for the period from August 31, 2014 to August 31, 2019. On August 31, 2019 the closing price of the Class B Non-Voting Shares on the TSX was $25.30. The Class B Non-Voting Shares are listed on the TSX under the symbol SJR.B.

Relative Total Return Performance

Shaw Communications Inc. vs. S&P/TSX Composite Total Return Index

August 31, 2014 to August 31, 2019

The aggregate compensation of the NEOs (excluding any signing or retirement payments) is intended to broadly reflect the performance of the Class B Non-Voting Shares. Aggregate NEO compensation did not materially change in from fiscal 2014 to 2015 and the total return on the Class B Non-Voting shares was also flat. In fiscal 2016, the total return on the Class B Non-Voting Shares was positive while NEO compensation declined resulting primarily from a new mix of NEOs, a 20% voluntary reduction in base salary by JR Shaw, Bradley S. Shaw, and Jay Mehr as well as a bonus reduction for JR Shaw for a number of reasons, including the divesture of the former Media division which resulted in lower free cash flow as the Company repositioned itself for growth with its new mix of assets. In fiscal 2017, the total return on the Class B Non-Voting Shares increased and the NEO compensation increased slightly compared to the prior year due to the pension adjustment for Bradley S. Shaw in fiscal 2016. In fiscal 2018, the total return on the Non-Voting Class B Shares was negative and NEO aggregate compensation for the year decreased by approximately 15%, resulting primarily from a new mix of NEOs as well as a voluntary reduction in short-term incentive plan payouts by JR Shaw, Bradley S. Shaw and Jay Mehr. For fiscal 2019, the total return on the Class B Non-Voting Shares was positive and NEO aggregate compensation for the year increased by approximately by 31% due to a combination of delivering upon short-term incentive plan targets, additional medium-term incentive awards and increases in pension values.

Overall, the Human Resources and Compensation Committee believes that the current executive compensation program and associated pay levels for its NEOs are well aligned with the Company’s performance over the past five-year period.

28	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Compensation Elements

The Company’s compensation program is comprised of the following elements.

Type of Compensation	Form of Payment	Performance Period	Key Features	Objectives

Base Salary (Fixed)	Cash	1 year	-Assessed annually, considering scope and responsibilities of the role, experience, and the competitive market -Set in employment contracts	-Attract, retain and motivate executives

Short-Term Incentives (Variable)	Cash	1 year

-Awards are based on performance against pre-determined financial, operating and individual performance targets

-Performance measures, threshold, target and maximum performance are established by the Human Resources and Compensation Committee, considering management’s performance projections for the fiscal period

-Eligible NEOs receive 80% of their annual short-term incentive plan award in cash.

-Reward for achieving annual performance objectives -Attract, retain and motivate executives

Medium-Term Incentives (Variable)	Restricted Share Units (RSUs) Performance Share Units (PSUs)	3 years – vesting varies

-Notional units are granted based on target level of compensation and track the Class B Non-Voting Share price

-Value of dividends on Class B Non-Voting Shares are accrued over the vesting period

-RSU grants vest 33 1/3% per year starting on the first anniversary of the grant

-PSU grants vest 100% at end of 3 years and subject to performance achieved against predetermined levels

-Final payment is currently made in cash or Class B Non-Voting Shares which is determined by the Human Resources and Compensation Committee at the time of the grant

-Eligible NEOs receive 20% of their annual short-term incentive plan award in RSUs

-Pay for sustainable mid term performance -Align interests of executives and shareholders -Attract, retain and motivate executives

Long-Term Incentives (Variable)	Stock Options	10-year term (with vesting over 5 years)	-Options are granted based on established levels -Options vest 20% per year starting on the first anniversary of grant	-Pay for sustainable long-term performance -Attract, retain and motivate executives -Align the interests of executives and shareholders

Pension(1)	Company Defined Contribution Plan (CDCP)	On-going	-Supplemental retirement plan for select executives	-Attract and retain key executives

	Executive Retirement Plan (ERP)	On-going	-Paid in a lump sum or in equal payments over a period of time

	Supplemental Executive Retirement Plan (SERP)	Closed to new members

Benefits	Same as employee benefits	On-going	-Includes health and benefits

Perquisites	Executive health benefits	Annual	-Includes executive medical	-Attract and retain key executives

Notes:

(1)	See discussion under “Retirement Plans and Benefits”.

Proxy Circular Shaw Communications Inc.	29

Statement of Compensation

Base Salary

Base salaries for the NEOs are reviewed annually by the Human Resources and Compensation Committee. The Committee considers changes in market conditions and changes in level and scope of responsibility and accountabilities of each role. The Committee also considers positioning against comparators, the competitive market, and the executive’s experience and performance prior to making salary adjustments.

Base salaries for the NEOs are generally at or above the 75th percentile of the comparator group. The Company and the Human Resources and Compensation Committee has determined to pay above the median of comparator group to ensure that the Company attracts and retains high calibre executives in the communications industry.

The following table outlines changes to base salary earned from the previous year.

NEO	Fiscal 2019 $		Fiscal 2018 $

JR Shaw, Executive Chair	1,200,000		1,200,000

Bradley S. Shaw, Chief Executive Officer	2,000,000		2,000,000

Jay Mehr, President	1,320,000		1,320,000

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	1,157,954	(2)	964,394	(1)

Paul McAleese, President, Wireless	900,000		806,250	(3)

Notes:

(1)

Effective May 4, 2018, Trevor English’s base salary was increased from $900,000 to $1,100,000 to reflect his new role as Executive Vice President, Chief Financial & Corporate Development Officer. The base salary of $964,394 reported for fiscal 2018 is a prorated amount.

(2)	Effective April 11, 2019, Trevor English’s base salary was increased from $1,100,000 to $1,250,000. The base salary of $1,157,954 reported for fiscal 2019 is a prorated amount.
(3)

Effective April 12, 2018 Paul McAleese’s base salary was increased from $750,000 to $900,000 to reflect his increased accountabilities in his new role as President, Wireless. The base salary of $806,250 reported for fiscal 2018 is a prorated amount.

Short-Term Incentives

The Company’s short-term incentive plan is intended to link short-term incentive plan payout amounts to the achievement of business objectives. For fiscal 2019, short-term incentive plan payout amounts were based on the achievement of overall Company, divisional and individual performance targets. For NEOs, the weighting between the overall Company, divisional and individual performance varied and was determined by their respective role, whether they supported a specific division or the overall Company as well as their ability to directly influence results. Individual metrics are equally weighted between the achievement of individual commitments and leadership behaviours.

Named Executive Officer	Company	Divisional	Individual

JR Shaw, Executive Chair(1)	n/a	n/a	n/a

Bradley S. Shaw, Chief Executive Officer	90%	n/a	10%

Jay Mehr, President	60%	20%	20%

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	60%	n/a	40%

Paul McAleese, President, Wireless	40%	40%	20%

(1)	JR Shaw’s short-term incentive award is calculated in accordance with the Founder’s Agreement. (See “Statement of Compensation – Founder’s Agreement)

30	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The following table sets out how the Company, divisional and individual performance metrics were evaluated to determine the fiscal 2019 short-term incentive plan payments for the NEOs.

	Payout Range	Fiscal 2019 Payout

Company Performance
1. Operating Income before restructuring cost and amortization	• Maximum payment is 100% of Company performance target • No payment if less than 50% of Company performance target is achieved	98%
2. Free Cash Flow(1)

Divisional Performance
1. Revenue & Broadband Disconnects	• Maximum payment is 100% of Division performance target • No payment if less than 50% of Division performance target is achieved	99%
2. Revenue & Contribution Margin(1)		97%
3. Operating Income before restructuring cost and amortization & Net Gain(2)		87%

Individual Performance
2-4 metrics as determined by direct leader & overall leadership performance	• Maximum payment is 120% of Individual performance target • No payment if Individual performance targets are not achieved	100%

(1)

Free Cash Flow and Contribution Margin are non-GAAP financial measures. See definition under “Key Performance Drivers” in the 2019 Annual MD&A for a reconciliation to its closest GAAP measure Operating Income from continuing operations.

(2)	Net Gain means RGU net additions. See definition of RGU under “Key Performance Drivers” in the 2019 Annual MD&A.

In addition, the Human Resources and Compensation Committee considers various qualitative performance factors including executive performance with respect to specific business initiatives and strategic transactions when considering short-term incentive awards.

Eligible NEOs receive 80% of their total annual short- term incentive award in cash. The remaining 20% is paid in RSUs, which vest annually in equal increments over a three-year period. The Company pays a portion of the short-term incentive award in medium-term RSUs in order to promote retention, ownership, and alignment with shareholder value.

Short-term incentive cash payout amounts (or Non-Equity Annual Incentive Plan Compensation) for fiscal 2019 and fiscal 2018 are illustrated in the table below.

NEO	Fiscal 2019 $	Fiscal 2018 $

JR Shaw, Executive Chair(1)	6,800,000	7,311,150

Bradley S. Shaw, Chief Executive Officer	5,465,813	3,896,200	(2)

Jay Mehr, President	3,242,954	2,302,300	(2)

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	872,734	720,000

Paul McAleese, President, Wireless(3)	752,000	773,733

Notes:

(1)

In fiscal 2019 and 2018, JR Shaw voluntarily reduced his annual incentive bonus to approximately 0.35% and 0.39% respectively of the Income Base (see “Compensation Discussion and Analysis – Founder’s Agreement” for the definition of Income Base).

(2)

In fiscal 2018, Bradley S. Shaw and Jay Mehr voluntarily reduced their short-term incentive plan payouts from 80% to 70% of target which facilitated the ability to differentiate short-term incentive plan payouts across the Company.

(3)

Effective April 12, 2018 Paul McAleese was appointed President, Wireless where his annual short-term incentive award was increased from 100% of his base salary to an annual target of $1,000,000 comprised of a cash component (80%) and RSUs (20%).

Proxy Circular Shaw Communications Inc.	31

Statement of Compensation

Medium-Term Incentives

The purpose of medium-term incentives is to reward executives for their efforts and contributions to the achievement of mid-term business performance and to align the interests of the executives more closely with that of the shareholders of the Company.

RSU and PSU Plan

RSUs and PSUs are granted pursuant to the amended and restated Plan for RSUs & PSUs, which was approved by the Board on October 25, 2018, and by the shareholders of the Company on January 17, 2019 (the “RSU/PSU Plan”). The RSU/PSU Plan replaced the Plan for RSUs & PSUs adopted effective June 28, 2016 (the “Original RSU/PSU Plan”). The RSU/PSU Plan provides that RSUs may be granted to the directors, officers and employees of the Company, and PSUs may be granted to the officers and employees of the Company.

RSUs and PSUs are granted at the discretion of the Human Resources and Compensation Committee, at a value equal to the five-day average closing price of the Class B Non-Voting Shares on the TSX prior to the grant date for each RSU or PSU (the “Unit Price”). The payment date and the form of settlement of a Unit is set by the Human Resources and Compensation Committee at the time of the grant. The payment date must be on or before December 31st of the third year after the grant date and settlement can be by way of: (i) issuance of Class B Non-Voting Shares from treasury (rounded to the nearest whole share); (ii) delivery of previously issued Class B Non-Voting Shares acquired on behalf of a participant on the TSX (rounded to the nearest whole share); (iii) a cash payment equal to the then current Unit Price; or (iv) a combination of the preceding payment methods, subject to applicable laws and stock exchange rules. On each dividend payment date for the Class B Non-Voting Shares, additional RSUs or PSUs, as applicable, are credited to the holder’s Unit account in an amount equal to the per Class B Non-Voting Share dividend divided by the then current Unit Price of a Class B Non-Voting Share, provided the holder is still a director of, or employed by, the Company on such date. Such accumulated dividends are paid on the vesting date of the RSU or PSU, as applicable.

For PSUs, the performance criteria is set by the Human Resources and Compensation Committee at the time of grant, and typically requires the achievement of a minimum level of performance, otherwise the payout is zero, while maximum performance is capped at 150%. On settlement of vested PSUs, the number of Class B Non-Voting Shares issued or delivered, or the amount of the cash payment will be multiplied by the applicable performance factor.

Granted Units may not be transferred or assigned, except with approval from the Human Resources and Compensation Committee.

Certain employees, including the NEOs, continue to hold RSUs and PSUs that were granted under the Original RSU/PSU Plan. The Original RSU/PSU Plan only permitted the grant of cash settled RSUs and PSUs to employees and officers of the Company. All outstanding Units granted under the Original RSU/PSU Plan will be settled prior to November 1, 2020.

The maximum number of Class B Non-Voting Shares issuable under the RSU/PSU Plan is 5,000,000 Class B Non-Voting Shares in the aggregate, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at August 31, 2019. The total number of Class B Non-Voting Shares issuable to Insiders (as defined in Part I of the TSX Company Manual), at any time, under the RSU/PSU Plan, together with all of the Company’s other Security Based Compensation Arrangements (as defined in Part VI of the TSX Company Manual), may not exceed 10% of the issued and outstanding Class B Non-Voting Shares. The total number of Class B Non-Voting Shares issued to Insiders, within any 12-month period, under all of the Company’s Security Based Compensation Arrangements may not exceed 10% of the issued and outstanding Class B Non-Voting Shares.

As at August 31, 2019, all outstanding PSUs granted to officers and employees of the Company were cash-settled awards. 13,271 Class B Non-Voting Shares are issuable to certain directors of the Company on the vesting of their outstanding RSUs, and 4,986,729 treasury settled RSUs and PSUs remain available for grant, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at November 26, 2019.

Long-Term Incentives

The purpose of the long-term “at-risk” compensation is to provide additional compensation on a periodic basis to ensure a continued balanced performance focus with the overall objective of creating shareholder value. The benefits of option awards require sustained performance through effective execution of the Company’s strategic initiatives.

Stock option awards are discretionary and are granted by the Human Resources and Compensation Committee from time to time. When stock options are granted, the Company’s current practice is to award options for

32	Shaw Communications Inc. Proxy Circular

Statement of Compensation

terms of ten years with 20% of the options in a grant vesting on each of the first through fifth anniversaries of the grant date.

The Company has preferred to reward executive performance through the short-term incentive program and, as a result, longer-term incentives such as stock option awards were limited. This decision is, in part, based on the significant equity ownership of two of its NEOs that are members of the Shaw family, which controls the Company through its holdings of Class A Shares and holds a significant interest in Class B Non-Voting Shares (see “Voting Shares and Principal Holders Thereof”).

Stock Option Plan

Options to acquire Class B Non-Voting Shares are granted pursuant to the Company’s Stock Option Plan. The Stock Option Plan provides that options may be granted to directors, officers, employees and consultants of the Company and for such number of Class B Non-Voting Shares as the Board, or a committee thereof, determines in its discretion, at an exercise price not less than the closing price of the Class B Non-Voting Shares on the TSX on the trading day immediately preceding the date on which the options are granted. An option shall not be immediately exercisable, but rather, shall be exercisable on vesting dates determined by the Board from time to time. Unless otherwise determined by the Board, options expire ten years from the date of grant, and subject to limited exceptions, must be exercised while the optionee is a director, officer, employee or consultant of the Company (or within 90 days thereafter). Provision is made in the plan for early termination of options in the event of death or cessation of employment or service arrangement (other than disability or retirement), as the case may be. Options are not transferable or assignable, unless the transfer or assignment is permitted under applicable securities laws and is in respect of options to purchase 10,000 Class B Non-Voting Shares or greater; and provided further that such transfer or assignment is approved by two senior officers of the Company, one of whom must be either the Chief Executive Officer or the Executive Vice President, Chief Financial and Corporate Development Officer.

The Stock Option Plan provides that: (i) the maximum number of Class B Non-Voting Shares which may be reserved for issuance to insiders of the Company under the plan and all other security based compensation arrangements of the Company is limited to 10% of the number of Class B Non-Voting Shares outstanding at the date of grant (on a non-diluted basis) and (ii) the maximum number of Class B Non-Voting Shares which may be issued to insiders of the Company under the Stock Option Plan and all other security based compensation arrangements of the Company within a one year period is limited to 10% of the number of Class B Non-Voting Shares outstanding at the time of the issuance (on a non-diluted basis). Subject to applicable law and approval of the Board, the Company may provide financial assistance in connection with the exercise of an option, with recourse to the Class B Non-Voting Shares purchased upon such exercise.

The maximum number of Class B Non-Voting Shares issuable under the Stock Option Plan is 62,000,000 (being 12.0% of the aggregate number of issued and outstanding Class A and Class B Non-Voting Shares issued as at August 31, 2019). As at August 31, 2019, 8,355,031 Class B Non-Voting Shares were issuable on exercise of outstanding options (being 1.6% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding) and 14,415,290 Class B Non-Voting Shares were available for future grant under the Stock Option Plan (being 2.8% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding). During fiscal 2019, the Company granted options to purchase 1,540,000 Class B Non-Voting Shares (being 0.3% of the aggregate number of Class A Shares and Class B Non-Voting Shares outstanding as at August 31, 2019).

The Stock Option Plan and the RSU/PSU Plan are the only compensation plans under which the Company is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	Number of Securities Issuable on Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights $	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders as at August 31, 3019

Options	8,355,031	26.11	14,415,290

RSUs and PSUs(1)	13,271	N/A	4,986,729

Equity compensation plans not approved by security holders as at August 31, 3019	–		–

Total	8,368,302		19,402,019

Proxy Circular Shaw Communications Inc.	33

Statement of Compensation

Burn Rate

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the Stock Option Plan. The rates are calculated by dividing the options issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the applicable year.

Year	2017	2018	2019

Number of Stock Options Issued	2,923,000	2,790,000	1,540,000

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	490,798,578	501,553,723	511,402,128

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)(1)	492,189,336	502,410,179	511,799,866

Burn Rate (%)	0.60	0.56	0.30

Burn Rate (diluted)(1) (%)	0.59	0.56	0.30

Note:

(1)

The burn rate calculation does not take into consideration the potential dilutive effect of certain stock options since their impact is anti-dilutive. For the year ended August 31, 2019, 6,126,210 were excluded from the diluted earnings per share calculation (2018 – 4,263,940, 2017 – 2,138,047, 2016 – 1,613,077).

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the RSUs issued under the RSU and PSU Plan. The rates are calculated by dividing the Units issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the year.

Year	2017(1,2)	2018(1,2)	2019(1)

Number of Units Issued	–	–	13,271

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	–	–	511,402,128

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)	–	–	511,799,866

Burn Rate (%)	–	–	0

Burn Rate (diluted) (%)	–	–	0

Note:

(1)	All of the outstanding PSUs are cash-settled and therefore non-dilutive.
(2)	All of the RSUs issued in fiscal 2018 and fiscal 2017 are cash-settled and therefore non-dilutive.

Employee Share Purchase Plan

The employee share purchase plan (the “ESPP”) provides employees of the Company with an incentive to increase the profitability of the Company and a means to participate in that increased profitability.

Generally, all non-unionized full-time or part-time employees of the Company and certain employees of its subsidiaries are eligible to enroll in the ESPP. Executive officers of the Company, including the NEOs, are entitled to participate in the ESPP on the same basis as all other employees of the Company.

Under the ESPP, each participant contributes through payroll deductions up to a maximum of 5% of the participant’s monthly base compensation and the Company matches with a contribution equal to one quarter of the participant’s contribution for those participants with less than ten years of service and one third of the participant’s contribution for those participants with greater than ten years of service. Canadian Western Trust Company, as trustee under the ESPP, or its nominee acquires Class B Non-Voting Shares for the benefit of participants through the facilities of the TSX using monies contributed to the ESPP.

As of August 31, 2019, approximately 69% of eligible employees of the Company participated in the ESPP. At August 31, 2019, an aggregate of 3.11 million Class B Non-Voting Shares were held under the ESPP.

34	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Stock Ownership Guidelines

Currently, the Company has not adopted guidelines that require minimum levels of share ownership for the NEOs. Since two of the NEOs are members of the Shaw family, there is significant stock ownership among the NEOs as a whole. The Company does not require NEOs to hold stock options after they vest for any particular period of time.

2.	Option-Based and Share-Based Awards

The following table sets forth details with respect to stock options, RSUs, PSUs and DSUs held by the NEOs as of August 31, 2019. JR Shaw has no option awards or share awards outstanding.

	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Aggregate Value of Unexercised in-the-money Options(1) $	Number of Shares or Units of Shares that have not Vested(2)		Market or Payout Value of Shares or Units of Shares that have not Vested $		Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed $

Bradley S. Shaw	60,000	23.96	31-Aug-2025
Chief Executive Officer	60,000	26.23	31-Aug-2026
	60,000	27.77	05-Sep-2027		95,059	(3)	2,405,005	(4)
	60,000	26.32	31-Aug-2028	80,400	67,028	(5)	1,695,806	(4)	198,757	(6)

Jay Mehr	50,000	23.96	31-Aug-2025
President	50,000	26.23	31-Aug-2026
	50,000	27.77	05-Sep-2027		56,173	(3)	1,421,173	(4)
	50,000	26.32	31-Aug-2028	67,000	30,763	(5)	778,314	(4)

Trevor English	70,000	27.39	31-Aug-2024
Executive Vice President, Chief Financial & Corporate Development Officer	20,000	23.96	31-Aug-2025
	30,000	26.23	31-Aug-2026
	30,000	27.77	05-Sep-2027
	75,000	25.78	03-May-2028		38,315	(3)	969,378	(4)
	30,000	26.32	31-Aug-2028	26,800	17,765	(5)	449,459	(4)

Paul McAleese	70,000	28.44	18-Apr-2027
President, Wireless	30,000	27.77	05-Sep-2027		67,004	(3)	1,695,198	(4)
	30,000	26.32	31-Aug-2028		13,964	(5)	353,282	(4)

Notes:

(1)

Based on the difference between the market value of $25.30, which is the closing price for the Class B Non-Voting Shares on TSX on August 31, 2019, and the exercise price of the options (both vested and unvested).

(2)	Includes the notional dividends paid in RSUs and PSUs under the plan.
(3)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the five-day average closing price of the Class B Non-Voting Shares on the TSX preceding the grant date (the “Unit Price”). The Unit Price for November 1, 2019 was $26.35.

(4)	The market value is based on the closing price of $25.30 per Class B Non-Voting Share on the TSX on August 31, 2019.
(5)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price for grants dated November 4, 2016; November 18, 2016; November 1, 2017; and November 1, 2018, was $26.19, $26.20, $29.53, and $24.35 respectively.

(6)	Bradley S. Shaw holds 7,856 DSUs. The market value of the DSUs is based on the closing price of $25.30 per Class B Non-Voting Share on the TSX on August 31, 2019.

Proxy Circular Shaw Communications Inc.	35

Statement of Compensation

During fiscal 2019, the following NEOs exercised options:

	Number of Options Exercised	Realized Benefit $

Bradley S. Shaw	300,000	2,280,420

Jay Mehr	200,000	1,506,174

Trevor English	60,000	471,180

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details on the vesting and payout of awards under the Company’s incentive plans for the NEOs during the fiscal year ended August 31, 2019.

		Option-Based Awards	Share-Based Awards
		Value Vested During the Year(1) $	Value Vested During the Year (including dividend equivalents)(2) $	Non-Equity Incentive Plan Compensation-Value Earned During the Year(3) $

JR Shaw	Executive Chair	–	–	6,800,000

Bradley S. Shaw	Chief Executive Officer	14,316	800,268	5,465,813

Jay Mehr	President	11,930	472,866	3,242,954

Trevor English	Executive Vice President, Chief Financial & Corporate Development Officer	16,862	115,006	872,734

Paul McAleese	President, Wireless	–	–	752,000

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all options that vested during fiscal 2019 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the options. The closing price of the Class B Non-Voting Shares on the TSX on May 3, 2019, and August 31, 2018, was $26.59 and $25.15, respectively per share.

(2)	The market value is based on the closing price of $23.49 per Class B Non-Voting Share on the TSX on November 1, 2018, and $23.03 on November 5, 2018.
(3)	The amount reported is the cash portion of the annual short-term incentive plan award.

3.	Retirement Plans and Benefits

The Human Resources and Compensation Committee approves participation in the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”) for executives of the organization (including the NEOs). These plans are designed to reflect the significant contributions that executives have made and are expected to make to the Company. The SERP was established in 2001 and closed to new members in June 2012. The ERP was established in 2013. The NEOs also participate in the Company Defined Contribution Plan (“CDCP”) which is available to all eligible employees. These plans reflect the Company’s preference to deliver competitive compensation through elements other than equity-based awards.

The NEOs participate in the same group benefit plans as all other employees with the exception of JR Shaw and Bradley S. Shaw.

Company Defined Contribution Plan (CDCP)

The NEOs also participate in the Company Defined Contribution Plan (“CDCP”) which is available to all eligible employees. Under this plan, the Company makes annual contributions up to a maximum of 5% of each employee’s annual salary (or a maximum of 10% for certain senior leaders including the NEOs). Funds are accumulated under the employee’s name and used on retirement to purchase one of several types of annuities at the option of the employee. As a defined contribution plan, this pension plan of the Company is fully funded and is not subject to surpluses or deficiencies.

36	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Supplemental Executive Retirement Plan (SERP)

Effective September 1, 2002, the Company established a SERP for its most senior executive officers. The SERP is a non-contributory defined benefit pension plan. The SERP was closed to new members in June 2012. The SERP has three active and 12 retired members.

Benefits under the SERP are based on the senior executive officer’s length of service and their SERP pensionable earnings. SERP pensionable earnings is defined as the sum of the:

(1)	average of the three highest base salary years; and,

(2)	average of the three years where the sum of the cash short-term incentive plan payout, RSU and PSU grant values was the highest;

during their years of service with the Company.

For fiscal years 2012 and later, the base salary for purposes of determining SERP pensionable earnings was fixed at the senior executive officer’s fiscal 2012 base salary. The SERP provides for payments equal to 5% of SERP pensionable earnings for each of the first ten years of SERP membership and 1.5% for each year of SERP membership thereafter. The maximum annual pension that a senior executive officer may earn under the SERP is 70% of SERP pensionable earnings. The SERP pension will be subject to an adjustment for early retirement for senior executive officers retiring prior to (i) age 60 and five years of SERP eligible service, or (ii) age 55 and 10 years of SERP eligible service.

A senior executive officer of the Company must be in a SERP-eligible position for five years to qualify to receive a pension. Senior executive officers who retire at age 60 or later will receive a full pension as will those senior executive officers who retire after age 55 with ten years of SERP-eligible service. Senior executive officers between the ages of 55 and 60 with less than ten years of SERP-eligible service and senior executive officers between the ages of 50 and 55 with 15 years of SERP- eligible service are eligible to retire with a discounted pension.

Executive Retirement Plan (ERP)

Effective January 1, 2013, the Company established the ERP for senior executive officers who are not members of the SERP. The ERP is a non-contributory pension plan with a defined benefit component and a defined contribution component, designed to be market competitive and provide long-term financial security to senior executive officers.

Benefits under the defined benefit component of the ERP are based on the officer’s length of service in the plan and their highest three-year average rate of ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus PSU and RSU grant values) during their ten final years of credited service in the ERP. The ERP provides for payments equal to 1% of ERP eligible earnings for each year of credited service in the ERP. Officers who retire at age 62 or later will receive a full pension. Officers between the ages of 55 and 62 are eligible to retire with a discounted pension.

For the defined contribution component of the ERP, the Company makes annual contributions of 10% of each member’s ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus RSU and PSU grant values). The defined contribution component of the ERP is fully funded and is not subject to surpluses or deficiencies.

An executive officer of the Company must be employed at Shaw for one year to qualify to receive a pension.

Proxy Circular Shaw Communications Inc.	37

Statement of Compensation

Pension Plan Tables

The following table presents the benefits accumulated under the CDCP and the defined contribution component of the ERP for the NEOs. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and realized investment returns) and any interest earned to the time benefits commence.

Name(1)		Pension Plan	Accumulated Value at September 1, 2018 $	Compensatory(2) $	Non- Compensatory(3) $	Accumulated Value at August 31, 2019 $

Bradley S. Shaw	Chief Executive Officer	CDCP	906,988	27,230	67,687	1,001,905

Jay Mehr	President	CDCP	605,375	27,230	45,410	678,015

Trevor English	Executive Vice President,	CDCP	436,513	27,230	33,512	497,255
	Chief Financial & Corporate	ERP	1,286,181	222,657	53,460	1,562,298
	Development Officer	NRSP(4)	96,632	–	4,512	101,144

Paul McAleese	President, Wireless	CDCP	55,979	27,230	5,619	88,828
		ERP	190,789	324,770	11,969	527,528

Notes:

(1)	No accumulated funds remain in the CDCP for JR Shaw as he was required to move funds from the plan by age 71.
(2)	Includes contributions paid by the Company.
(3)	Includes regular investment income credited to the accounts during the financial year and payments to members.
(4)	Includes accumulated Non Registered Savings Plan contributions in respect of service prior to January 1, 2013.

The following table presents the credited number of years of service at August 31, 2019, and the estimated annual retirement benefits payable to NEOs under the SERP and the defined benefit component of the ERP for service up to August 31, 2019 and at age 65 (or current age if later). In addition, the total pension obligation for each NEO is shown along with the changes to the obligation during the financial year ended August 31, 2019.

Name	Pension Plan	Number of Years Credited Service(1)(7) #	Annual Benefits Payable(2)(3)		Accrued Obligation at September 1, 2018(4) $	Compensatory Change(5) $	Non- Compensatory Change(6) $	Accrued Obligation at August 31, 2019(4) $
			At Year End(2) $	At Age 65 $

JR Shaw(3)	SERP	54	8,361,000	8,361,000	61,689,000	–	1,145,000	62,834,000

Bradley S. Shaw	SERP	24	5,357,000	6,883,000	94,817,000	1,393,000	22,260,000	118,470,000

Jay Mehr	SERP	9	1,472,000	3,557,000	30,332,000	3,655,000	8,320,000	42,307,000

Trevor English	ERP	7	299,000	1,107,000	2,310,000	1,402,000	783,000	4,495,000

Paul McAleese	ERP	2	71,000	629,000	505,000	772,000	242,000	1,519,000

Notes:

(1)	Rounded to nearest whole year as of August 31, 2019.
(2)

Annual Benefits Payable at year end reflect accrued benefits as of August 31, 2019 assumed to commence at age 62 (Trevor English and Paul McAleese), age 65 (Bradley S. Shaw and Jay Mehr) or current age (JR Shaw). For SERP members, Annual Benefits Payable at year end are calculated using a service prorate method. For ERP members, Annual Benefits Payable at year end include a prorated portion of the unvested enhancements to the executives’ ERP which could include adjustments to credited service, earnings or a combination of both.

(3)	As the NEO exceeds age 65 current age is used.
(4)

Amounts represent the actuarial value of projected benefits for service to the date indicated. The calculation uses actuarial assumptions and methods which are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements.

(5)

Amounts represent the projected pension benefit (including enhancements to the ERP, where applicable) for service in the year plus the change in obligation due to differences between actual and assumed compensation for the year.

(6)	Amounts represent the impact of interest on the net obligation, changes in the interest assumption, and any other experience gains and losses or assumption changes.
(7)	“Number of Years of Credited Service” is the number of years from the date a NEO entered into the SERP or ERP Plan which may differ from a NEO’s actual years of service at the Company.

38	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The Company’s obligations and related costs of the SERP benefits and the defined benefit component of the ERP are actuarially determined using the projected benefit method, pro-rated on service, and management’s best estimate of salary escalation and retirement ages of officers.

The accrued benefit obligation of the SERP at August 31, 2019 was $478 million and the fair value of the Plan assets was $417 million.

In the event of a change of control of, or merger involving, the Company, the SERP and ERP become fully vested and fully funded immediately.

Further information with respect to the SERP and the defined benefit component of the ERP, and the Company’s accounting policy with respect thereto, is set forth in Notes 2 and 28 to the audited annual consolidated financial statements of the Company for the year ended August 31, 2019.

4.	Summary Compensation Table

The following table sets forth compensation earned during the last three financial years of the Company by the NEOs.

NEO	Year	Salary $	Share- Based Awards(1) $		Option- Based Awards(2)(3)(4) $	Non-Equity Annual Incentive Plan Compensation(5) $		Pension Value(6) $	All Other Compensation(7) $		Total Compensation $

JR Shaw(12)	2019	1,200,000	–		–	6,800,000	(8)	–	209,160		8,209,160

	2018	1,200,000	–		–	7,311,150	(8)	(1,758,000)	293,390		7,046,540

	2017	1,200,000	–		–	9,600,000	(8)	–	283,200		11,083,200

Bradley S. Shaw(12)	2019	2,000,000	1,766,453	(9)	127,715	5,465,813		1,420,230	1,206,710	(13)	11,986,921

	2018	2,000,000	974,050		133,200	3,896,200	(14)	(180,500)	751,223		7,574,173

	2017	2,000,000	1,391,500		106,200	5,566,000		2,475,230	432,209		11,971,139

Jay Mehr	2019	1,320,000	810,739		106,429	3,242,954		3,682,230	26,050		9,188,402

	2018	1,320,000	575,575		111,000	2,302,300	(14)	2,854,500	80,554		7,243,929

	2017	1,320,000	822,250		88,500	3,289,000		4,514,230	49,913		10,083,893

Trevor English	2019	1,157,954	468,184	(9)	63,858	872,734		1,651,887	500,076	(10)	4,714,693

	2018	964,394	372,879	(9)	221,850	720,000		1,100,667	123,495		3,503,285

	2017	900,000	380,000	(9)	53,100	800,000		730,000	2,047,493	(10)	4,910,593

Paul McAleese	2019	900,000	1,868,000	(9)(11)	63,858	752,000		1,124,000	20,995		4,728,853

	2018	806,250	257,808	(9)	66,480	773,733		568,779	2,792		2,475,842

	2017	338,542	–		146,720	315,000		164,500	502,792		1,467,554

Notes:

(1)

Amounts reported in fiscal 2017, 2018 and 2019 include the grant date fair value of the award of RSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the November 1, 2017, November 1, 2018 and November 1, 2019 grant dates, $29.53, $24.35 and $26.35, respectively. RSUs vest equally on the first, second, and third anniversaries of the grant date. See “Medium-Term Incentives”.

(2)

Amounts reported in 2019 represent the September 1, 2018 grant date fair value of stock options calculated using the Black-Scholes Option Pricing Model with the option grants and assumptions as provided in the “Option Grants and Valuation Assumptions” table below.

(3)

Amounts reported in 2018 represent the September 6, 2017 grant date fair value of stock options calculated using the Black-Scholes Option Pricing Model with the option grants and assumptions as provided in the “Option Grants and Valuation Assumptions” table below.

(4)

Amounts reported in 2017 represent the September 1, 2016 grant date fair value of stock options calculated using the Black-Scholes Option Pricing Model with the option grants and assumptions as provided in the “Option Grants and Valuation Assumptions” table below.

(5)	Amounts reported represent the cash component of the NEO’s annual short-term incentive plan award. See “Short-Term Incentives”.
(6)

Amounts reported include all compensatory amounts related to the Company’s defined contribution and defined benefit plans. The SERP and defined benefit component of the ERP are actuarially determined using the projected benefit method and management’s best estimate of salary escalation and retirement ages of officers. These amounts do not reflect cash figures in the current period. See “Pension Plans.” JR Shaw, Bradley S. Shaw and Jay Mehr are SERP members, Trevor English and Paul McAleese are ERP members.

Proxy Circular Shaw Communications Inc.	39

Statement of Compensation

(7)

Amounts reported include employee share purchase plan, transportation and other benefits. If the value of perquisites and benefits does not exceed either $50,000 or 10% of the relevant NEOs total salary, no amount is reported.

(8)

Calculated and paid pursuant to the terms of the Founder’s Agreement. See “Compensation Discussion and Analysis – Founder’s Agreement”. Under the terms of the agreement, provided that the Company reaches its annual financial targets, a bonus shall be paid to JR Shaw in an amount between 0.5% and 1.0% of the Company’s Income Base (as defined in “Compensation Discussion and Analysis – Founder’s Agreement”) for the year in which it is to be paid. For fiscal 2017, JR Shaw received a bonus of $9,600,000 which represented 0.54% of the Income Base. In fiscal 2018 and fiscal 2019, JR Shaw voluntarily reduced his annual incentive bonus to 0.39% and 0.35% of the Income Base respectively.

(9)

Amounts reported in fiscal 2019, 2018, and 2017 for Trevor English, 2018 and 2019 for Paul McAleese, and 2019 for Bradley S. Shaw include the grant date fair value of the awards of PSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the November 1, 2017, November 1, 2018, and November 1, 2019 grant dates, $29.53, $24.35 and $26.35, respectively, as applicable. PSUs vest on the third anniversary of the grant date provided that the performance criteria set by the Human Resources and Compensation Committee on the grant date are met. For further detail see “Medium-Term Incentives”. The performance criteria set for the November 1, 2017, November 1, 2018 and November 1, 2019 PSU grants are three-year cumulative targets for: (i) operating income before restructuring costs and amortization, and (ii) consolidated revenue, both of which must be met.

(10)

Trevor English received performance/transaction bonuses aggregating to $2,000,000 in recognition of his extraordinary contributions in connection with the successful completion of the divestiture of ViaWest and acquisition of 700 MHz and 2500 MHz wireless spectrum licenses spectrum from Quebecor, which both occurred in fiscal 2017. In fiscal 2019, Trevor English received a special performance bonus in the amount of $400,000 in recognition of his extraordinary contributions in connection with the 600 MHz spectrum auction.

(11)

Amounts reported in fiscal 2019 for Paul McAleese include the grant date fair value award of RSUs in the amount of $1,500,000 as stipulated under the terms of a Retention Plan and outlined in Paul McAleese’s employment agreement. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the April 15, 2019 grant date. See Compensation Discussion and Analysis – Retention, Talent Development, & Succession Planning.

(12)	JR Shaw and Bradley S. Shaw both served as NEOs and directors of the Company from fiscal 2017 to 2019 and did not receive any compensation for serving as directors.
(13)

In fiscal 2019, the Board of Directors approved a one-time bonus of $500,000 for Bradley S. Shaw in recognition of his strategic contributions in connection with the 600 MHz spectrum auction and leadership through the execution of the TBT initiative and VDP.

(14)

In fiscal 2018 Bradley S. Shaw and Jay Mehr voluntarily reduced their short-term incentive plan payouts from 80% to 70% of target which facilitated the ability to differentiate short-term incentive plan payouts across the Company.

Option Grants & Valuation Assumptions

	Fiscal 2019	Fiscal 2018		Fiscal 2017

Grant Date	September 1, 2018	May 4, 2018	September 6, 2017	April 19, 2017	September 1, 2016

Vesting Period (Years)	5	5	5	5	5

Expected Life (Years)	7.2	7.2	7.2	7.2	7.2

Risk-Free Interest Rate (%)	2.16	2.21	1.78	1.18	0.78

Expected Volatility (%)	16.40	16.51	16.41	16.61	17.49

Dividend Yield (%)	4.50	4.60	4.27	4.17	4.52

Black-Scholes Value	$2.13	$2.07	$2.22	$2.10	$1.77

Options Granted

Bradley S. Shaw	60,000	-	60,000	-	60,000

Jay Mehr	50,000	-	50,000	-	50,000

Trevor English	30,000	75,000	30,000	-	30,000

Paul McAleese	30,000	-	30,000	70,000	-

5.	Compensation of Directors

During fiscal 2019, the Human Resources and Compensation Committee completed a review of director compensation with the assistance of Willis Towers Watson. Based on the review, the Committee approved an all-inclusive retainer to better align with the changing role of directors and to be more reflective of the continuous nature of their contributions throughout the year rather than a fee structure based on an annual retainer and per-meeting fees. The all-inclusive retainer simplifies administration and is aligned with best market practice. The annual retainers for the Chairs of the various Board Committees were maintained. The change to the all-inclusive retainer was cost neutral.

40	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Independent director’s compensation is outlined in the table below:

	Prior to January 1, 2019	Effective January 1, 2019

Upon joining the Board	One-time grant of 70,000 stock options	One-time grant of $150,000 in DDSUs

Annual Compensation	$65,000 cash $105,000 in DDSUs $6,000 annual per Committee $1,500 per meeting attended	$200,000 Annual Retainer paid in cash, DDSUs and/or RSUs at the directors’ election provided they have met the share ownership guidelines

Effective January 1, 2019 independent directors do not receive options upon election or appointment to the Board.

The Chairs of Board Committees and the Lead Director continue to receive additional compensation to recognize the extra time and responsibilities required of the roles. Committee Chair and Lead Director retainers remained at fiscal 2018 levels.

Annual Retainer $

Lead Director	75,000

Corporate Governance and Nominating Committee Chair	15,000

Human Resources and Compensation Committee Chair	15,000

Audit Committee Chair	40,000

Director compensation may be paid in cash, RSUs, DSUs, or any combination thereof. In accordance with the Company’s DDSU Plan, and the Company’s RSU/PSU Plan, each independent director must make this election by December 31st of the prior calendar year or any other time permitted under the DDSU Plan and/or the RSU PSU Plan.

The fees paid to directors of the Company are payable in Canadian dollars for directors resident in Canada and in U.S. dollars for all other directors. The Company also reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings.

Director Compensation Table

The following table sets out the compensation paid to each of the Company’s directors for the financial year ended August 31, 2019. Fees earned are paid in cash, RSUs, or DSUs as elected by each director. See also “DDSU Plan”. Directors who are also employees of the Company or its subsidiaries receive no remuneration as directors.

Name	Fees Earned-Paid in Cash(1) $	Share-Based Awards(2) $	Option-Based Awards $	All Other Compensation(3) $	Total $
Peter Bissonnette	–	176,167	–	–	176,167
Adrian Burns	183,167	–	–	–	183,167
Christina Clark	44,042	132,124	–	–	176,166
Richard Green	191,011	65,695	–	–	256,706
Lynda Haverstock[4]	31,167	–	–	–	31,167
Gregg Keating	181,167	–	–	–	181,167
Michael O’Brien	179,500	60,000	–	–	239,500
Paul Pew	115,875	232,791	–	–	348,666
Jeffrey Royer	181,167	–	–	–	181,167
Mike Sievert	117,170	116,886	–	–	234,056
JC Sparkman	243,602	–	–	–	243,602
Carl Vogel	226,387	20,491	–	–	246,878
Sheila Weatherill	–	181,165	–	–	181,165
Willard Yuill	195,417	–	–	–	195,417

Proxy Circular Shaw Communications Inc.	41

Statement of Compensation

Notes:

(1)

Cash Amounts paid to Richard R. Green, JC Sparkman, Carl E. Vogel and Mike Sievert, residents of the U.S., are payable in U.S. dollars and have been translated into Canadian dollars at the applicable monthly average exchange rates.

(2)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates. The number of RSU granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $26.44 on the February 1, 2019 grant date.

(3)

Compensation Disclosure for JR Shaw and Bradley S. Shaw who were both NEOs and directors in fiscal 2019, can be found in the “Summary Compensation Table”. In fiscal 2019, JR Shaw and Bradley S. Shaw did not receive compensation for serving as directors of the Company.

(4)	Lynda Haverstock did not stand for election at the 2019 AGM.

Outstanding Share-Based and Option-Based Awards

The following table sets forth details with respect to stock options, RSUs, and DSUs held by the directors of the Company, other than those that are NEOs, as of August 31, 2019.

	Option-Based Awards				Share-Based Awards

Name(1)	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Value of Unexercised In-the-Money Options(2) $	Number of Shares or Units of Shares that have not Vested(3)	Market or Payout Value of Shares or Units of Shares that have not Vested(4) $	Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed(3,4) $

Peter Bissonnette	–	–	–	–	–	–	171,445

Adrian Burns	–	–	–	–	–	–	1,716,733

Christina Clark	70,000	26.78	02-Jul-2028	–	–	–	134,196

Richard Green	30,000	19.17	02-Jul-2020	183,900	2,540	64,273	1,811,486

Lynda Haverstock	–	–	–	–	–	–	947,074

Gregg Keating	–	–	–	–	–	–	1,834,664

Michael O’Brien	–	–	–	–	2,320	58,702	1,846,319

Paul Pew	–	–	–	–	8,411	212,793	2,838,459

Jeffrey Royer	–	–	–	–	–	–	2,598,881

Mike Sievert	70,000	27.21	14-Jan-2028	–	–	–	251,106

JC Sparkman	–	–	–	–	–	–	1,607,176

Carl Vogel	–	–	–	–	–	–	1,070,437

Sheila Weatherill	–	–	–	–	–	–	1,842,023

Willard Yuill	–	–	–	–	–	–	1,029,836

Notes:

(1)	Disclosure for JR Shaw and Brad Shaw who were both NEOs and directors in fiscal 2019, can be found in the “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table”.
(2)	Based on the difference between the market value of $25.30 per Class B Non-Voting Common Share which is the closing price on the TSX on August 31, 2019 and the exercise price of the options.
(3)	The number of RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $26.44 on the February 1, 2019 grant date.
(4)	The market value is based on the closing price of $25.30 per Class B Non-Voting Share on the TSX on August 31, 2019.

42	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Name(2)	Option-Based Awards	Share-Based Awards	Non-Equity Incentive Plan Compensation - Value Earned During The Year $
	Value Vested During the Year(1) $	Value Vested During the Year(3) $

Peter Bissonnette	–	176,167	–

Adrian Burns	–	–	–

Christina Clark	2,520	132,124	–

Richard Green	–	–	–

Lynda Haverstock	–	–	–

Gregg Keating	–	–	–

Michael O’Brien	–	–	–

Paul Pew	–	15,291	–

Jeffrey Royer	–	–	–

Mike Sievert	–	116,886	–

JC Sparkman	–	–	–

Carl Vogel	–	20,491	–

Sheila Weatherill	–	181,165	–

Willard Yuill	–	–	–

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all options that vested during fiscal 2019 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the options. The closing price of the Class B Non-Voting Shares on the TSX on January 15, 2019, and July 3, 2019, was $26.60 and $26.96 respectively.

(2)	Disclosure for JR Shaw and Brad Shaw who were both NEOs and directors in fiscal 2019, can be found in the “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table”.
(3)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates. For additional details, see “DDSU Plan”, below.

DDSU Plan

The Company has a Directors’ Deferred Share Unit Plan (“DDSU Plan”) under which directors may elect to receive 25%, 50%, 75% or 100% of their annual cash compensation in the form of deferred share units (“DSUs”), provided that any director who has not met the applicable share ownership guideline is generally required to elect to receive at least 50% of his or her annual compensation in DSUs and/or RSUs (see “Statement of Compensation – Share Ownership Guideline”). The number of DSUs to be credited to a director’s account equals such amount of compensation allocated to the DDSU Plan divided by the then current market value of a Class B Non-Voting Share. On each dividend payment date for the Class B Non-Voting Shares, additional DSUs are credited to the director’s DSU account equal to, for each DSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a Class B Non-Voting Share. When the director ceases to be a director of the

Company, the DSUs will be payable by a cash payment equal to the current market value of a Class B Non-Voting Share for each DSU at the time of payout.

Share Ownership Guideline

The Board supports ownership of the Company’s shares by its directors and has established a related share ownership guideline. On October 23, 2018, the Corporate Governance and Nominating Committee amended the share ownership guideline to increase the level of ownership of Class A Shares, Class B Non-Voting Shares, RSUs and DSUs by each director to an aggregate market value of at least Cdn. $500,000. Any director who has not met the share ownership guideline is generally required to elect to receive at least 50% of his or her annual compensation in DSUs and/or RSUs. Each of the nominee directors meets the share ownership guidelines, except Mike Sievert and Christy Clark who joined the board in fiscal 2018.

Proxy Circular Shaw Communications Inc.	43

Statement of Compensation

As of November 26, 2019, Mr. Sievert and Ms. Clark require an additional $193,925 and $316,186, respectively in Class A shares, Class B Non-Voting Shares, DSUs and RSUs to meet the Share Ownership Guidelines. The directors nominated for election at the Meeting as a group own or control a 6.3% economic interest in the Company’s outstanding share capital, divided as follows: 5.4% by JR Shaw and Brad Shaw, and 0.9% by those nominee directors who are not members of the Shaw family. For these non-controlling nominee directors, this represents an average ownership position of approximately $9.2 million4. The median value of equity (Class A Shares, Class B Non-Voting Shares, RSUs and DSUs) held by these non-controlling nominee directors is approximately $3.0 million5.

For information concerning the shares, DSUs, RSUs and options held by each director nominated for election at the Meeting, see the tables under “Business of the Meeting – Election of Directors”.

6.	Indebtedness of Directors and Executive Officers

The following table sets forth the aggregate indebtedness outstanding as at October 31, 2019, of all directors, executive officers and employees, current or former, of the Company or any of its subsidiaries.

Purpose	To the Company or its Subsidiaries $	To Another Entity $

Shares Purchases	Nil	Nil

Other	390,192	Nil

44	Shaw Communications Inc. Proxy Circular

[4]	The average ownership position is calculated using of $27.53 per Class A Share and $27.26 per Class B Non-Voting Share, being the closing prices on November 26, 2019.
[5]

The median value of equity (common shares, RSUs and DSUs) held by the non-controlling nominee directors is calculated using of $27.53 per Class A Share and $27.26 per Class B Non-Voting Share, being the closing prices on November 26, 2019.

Statement of Corporate Governance

The Board and management of the Company recognize that effective corporate governance is central to the prudent direction and operation of the Company in a manner that ultimately enhances shareholder value. The following discussion outlines the Company’s approach toward corporate governance policies and practices.

The Company’s corporate governance practices and policies have been developed under the stewardship of the Corporate Governance and Nominating Committee of the Board in response to evolving laws and best practices, including the policies of the Canadian Securities Administrators, the TSX and the NYSE as well as the Sarbanes Oxley Act.

1.	Board & Committee Membership and Independence

As of the date hereof, the Board is comprised of 15 directors. The Board members and their committee memberships are identified in the table below.

The Board defines a director to be “independent” if he or she has no direct or indirect material relationship with the Company, as determined by the Board in consultation with the Corporate Governance and Nominating Committee. A “material relationship” is a relationship which, in the Board’s view, could reasonably be expected to interfere with the exercise of a director’s independent judgment. Based on a review of the applicable factual circumstances, including financial, contractual and other relationships, the Board, in consultation with the Corporate Governance and Nominating Committee, has determined that 13 Board members, or 87% of the current Board and director nominees, are independent as set out in the table below.

Director(6)	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Executive Committee	Independence Analysis

Peter J. Bissonnette	–	–	🌑	–	Independent(1)

Adrian I. Burns	–	–	🌑	🌑	Independent

Christy J. Clark	–	🌑	–	–	Independent

Richard R. Green	🌑	–	–	–	Independent

Gregg Keating	–	🌑	–	–	Independent

Michael W. O’Brien	Chair	–	–	🌑	Independent

Paul K. Pew	–	Chair	–	🌑	Independent

Jeffery C. Royer	🌑	–	–	–	Independent

Bradley S. Shaw	–	–	–	🌑	Not Independent(2)(4)

JR Shaw	–	–	–	Chair	Not Independent(3)(4)

Mike Sievert(5)	–	–	–	–	Independent

JC Sparkman	–	–	🌑	🌑	Independent

Carl E. Vogel	🌑	–	–	–	Independent

Sheila C. Weatherill	–	🌑	–	–	Independent

Willard H. Yuill	–	–	Chair	–	Independent

Notes:

(1)	Peter J. Bissonnette served as the President of the Company until August 31, 2015. The Board of Directors determined that Peter Bissonnette became an independent director as of September 1, 2018.
(2)	Bradley S. Shaw is the Chief Executive Officer of the Company.
(3)	JR Shaw is the founder and Executive Chair of the Company.
(4)

JR Shaw is the father of Bradley S. Shaw. JR Shaw and Bradley S. Shaw are deemed to be, or are related to, the Company’s controlling shareholder through the Shaw Family Living Trust and its trustee, as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(5)	Mike Sievert is not a member of any Board Committee.
(6)	Further details about each nominee for election to the Board at the Meeting is provided under the heading “Business of the Meeting – Election of Directors”.

Proxy Circular Shaw Communications Inc.	45

Statement of Corporate Governance

The Company does not have a mandatory retirement policy or term limit policy for members of the Board and rather assesses board renewal as part of its annual board and committee assessments. The Company considers it important to retain directors who hold significant investments in the Company on its board of directors, particularly those with significant and unique business experience in the industry. A significant financial stake strongly motivates independent thinking and analysis, and brings a long-term perspective which is beneficial to the Company and all of its shareholders. The Company believes that it is a preferred practice to retain the benefit of director insight from related industry, regulatory or technological experience. This is particularly significant for the Company given the narrow field of candidates who have experience in this unique, regulated sector in Canada. The Company considers that a director term limit in the context of a controlled corporation where a controlling shareholder would be required to step down as a director after serving for a stipulated period of time is inappropriate. The relationship between the Company and its controlling shareholder is unique and a valuable element of the Company’s leadership, culture and governance.

2.	Board of Directors

The Board has established a written Board mandate which is reviewed on a regular basis and updated as considered appropriate by the Corporate Governance and Nominating Committee and the Board. A copy of the Board mandate is included as Exhibit A to this Proxy Circular.

Duties

The Board has responsibility for supervising and overseeing management of the business and affairs of the Company. The Board’s duties include to:

•	appoint senior management;
•	review performance of senior management and approve compensation of the Executive Chair, the Chief Executive Officer and Shaw family members who are executive officers of the Company;
•	monitor plans for succession, training and development;
•	satisfy itself as to the integrity of senior management and ensure that senior management maintains a culture of integrity throughout the Company;
•	approve the Company’s strategic objectives, business plans and budgets;
•	approve significant strategic transactions, including significant acquisitions, dispositions and financings;
•	identify and assess the principal risks inherent in the business activities of the Company and ensure that management takes reasonable steps to implement appropriate systems to manage such risks;
•

ensure that the operational and financial performance of the Company, as well as any developments that may have a significant and material impact on the Company, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis; and

•	develop, implement and oversee a disclosure policy to enable the Company to communicate effectively with its shareholders and other stakeholders.

Certain responsibilities and powers of the Board have been delegated to committees of the Board as outlined below.

Strategic Planning

With respect to strategic planning, the Board establishes strategic objectives for the Company, reviews and approves management’s strategic plans and budgets, and reviews emerging trends, opportunities, risks and issues with management. The Board reviews adjustments to management’s budgets, plans and objectives as may be required during the year.

The Board receives regular updates from management on strategic developments. In fiscal 2019, presentations were given at each of the quarterly Board meetings where topics that are strategic to the Company’s performance and prospects are explored in depth. See “Statement of Corporate Governance – Orientation & Continuing Education”.

Executive Chair

JR Shaw is the Executive Chair. As such, he has overall responsibility for the stewardship of the Company.

The Executive Chair fulfills the role of chair of the Board, which position is described in the Company’s Board mandate. Responsibilities of the Executive Chair include to:

•	facilitate effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and otherwise bring forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Executive Chair by the Board.

46	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

Lead Director

Paul K. Pew, an independent director, was appointed in January 2015 as the Company’s third Lead Director since the position was created in 2004. The Lead Director’s role is to provide leadership to the Company’s independent directors, serve as an independent leadership contact for the directors and maintain and enhance the quality of the Company’s corporate governance practices. As such the Lead Director also serves as Chair of the Corporate Governance and Nominating Committee. A Lead Director serves for a term of five to seven years.

The terms of reference for the Lead Director are set out in the Company’s Board mandate and include:

•	in conjunction with the Corporate Governance and Nominating Committee, provide leadership to ensure that the Board functions independently of management;
•	chair all in camera meetings of the independent directors;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair and Chief Executive Officer items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of the independent directors at the discretion of either party and with or without the attendance of the Chair, and represent such independent directors in discussions with management on corporate governance issues and other matters;

•	serve as Board ombudsman, to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management understand and discharge their duties and obligations under the Company’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board.

Proxy Circular Shaw Communications Inc.	47

Statement of Corporate Governance

Attendance Record

The Board attendance record for fiscal 2019 is outlined below.

Director	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Committees(1) (Total)	Board	Overall Attendance

Peter J. Bissonnette	–	–	3/3(3)	3/3	9/9	12/12	(100%)

Adrian I. Burns	–	–	5/5	5/5	9/9	14/14	(100%)

Christy Clark	–	3/3(4)	–	3/3	8/9	11/12	(92%)

Richard R. Green	7/7	–	–	7/7	9/9	16/16	(100%)

Gregg Keating	–	3/3(6)	2/2(5)	5/5	9/9	14/14	(100%)

Michael W. O’Brien	7/7	–	–	7/7	9/9	16/16	(100%)

Paul K. Pew	–	5/5	–	5/5	9/9	14/14	(100%)

Jeffrey C. Royer	7/7	–	–	7/7	9/9	16/16	(100%)

Bradley S. Shaw	–	–	–	–	9/9	9/9	(100%)

JR Shaw	–	–	–	–	9/9	9/9	(100%)

Mike Sievert(2)	–	–	–	–	8/9	8/9	(89%)

JC Sparkman	–	–	4/5	4/5	8/9	12/14	(86%)

Carl E. Vogel	5/5(8)	2/2(7)	–	7/7	9/9	16/16	(100%)

Sheila C. Weatherill	–	5/5	–	5/5	9/9	14/14	(100%)

Willard H. Yuill	–	–	5/5	5/5	9/9	14/14	(100%)

Note:

(1)	No Executive Committee meetings were required in fiscal 2019.
(2)	Mike Sievert is not a member of any Board committees.
(3)	Peter Bissonnette joined the Human Resources and Compensation Committee on January 1, 2019
(4)	Christy Clark joined the Corporate Governance and Nominating Committee on January 1, 2019
(5)	Gregg Keating was a member of the Human Resources and Compensation Committee until January 1, 2019
(6)	Gregg Keating joined the Corporate Governance and Nominating Committee on January 1, 2019
(7)	Carl Vogel was a member of the Corporate Governance and Nominating Committee until January 1, 2019
(8)	Carl Vogel joined the Audit Committee on January 1, 2019

In Camera Sessions

The Board mandate provides that the Board shall hold, in conjunction with each Board meeting, “in camera” sessions at which non-independent directors and members of management are not in attendance. At each in camera session the independent directors meet with the Executive Chair and the Chief Executive Officer without any other member of management present, subsequently with the Executive Chair alone, and finally without any member of management or the Executive Chair. The Lead Director chairs the independent directors’ in camera sessions.

The committees of the Board met in camera in fiscal 2019 as follows:

Audit Committee	6 times

Corporate Governance and Nominating Committee	5 times

Human Resources and Compensation Committee	4 times

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Statement of Corporate Governance

Interlocking Directorships

The interlocking directorships relating to public issuers are listed below. The Board is of the view that neither of these interlocking directorships affects the independence of the respective members of the Board.

Issuer	Director	Position with Issuer

Liberty Global, Inc.	Richard R. Green	director and member the nominating and corporate governance committee

	JC Sparkman	director and chair of the compensation committee and member of nominating and corporate governance and succession planning committees

Universal Electronics Inc.	JC Sparkman	director and chair of the compensation committee and member of the corporate governance and nominating committee

	Carl E. Vogel	director and member of the audit committee

The Board addresses interlocking directorships on a case-by-case basis. The Corporate Governance and Nominating Committee considers the effect of interlocking directorships on director independence when considering nominees as new directors. Existing directors are subject to the Company’s outside directorship guidelines.

Committees of the Board

Subject to applicable law, the Board delegates certain of its powers, duties and responsibilities to committees of the Board. The Board has established four standing committees as discussed below.

3.	Audit Committee

As of the date hereof, the Audit Committee is comprised of Michael W. O’Brien (Chair), Richard R. Green, Jeffrey C. Royer and Carl E. Vogel. Each member of the Audit Committee is an independent director and is financially literate. Each of Michael W. O’Brien, Jeffrey C. Royer and Carl E. Vogel also qualify as a “financial expert” under the Sarbanes-Oxley Act and other applicable regulatory requirements.

A copy of the Audit Committee charter is included in the Company’s Annual Information Form and is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Audit Committee is responsible for overseeing the integrity of the Company’s financial reporting process. In this regard, the Audit Committee duties include oversight of:

•	the integrity of the Company’s financial statements and related information;
•	management’s processes for assessing and reporting on the effectiveness of internal controls;
•

the external and internal auditors (including review of the audit plan with the external auditors and the Company’s senior management) and evaluation of the qualification, effectiveness and independence of the external and internal auditors;

•	the Company’s compliance with legal and regulatory requirements relating to public disclosure and financial reporting; and
•	the Company’s processes for identifying, assessing and managing risks and the Company’s financing strategy.

With respect to internal controls over financial reporting, the Company has conducted an evaluation of the effectiveness of its system of internal controls over financial reporting and concluded that the Company’s system of internal controls over financial reporting was effective as of August 31, 2019 and that the Company is in compliance with the requirements of Section 302 of the Sarbanes-Oxley Act.

Internal Audit and Advisory Services

The Audit Committee is also responsible for overseeing the work of the Company’s Internal Audit and Advisory Services department whose mandate is to provide independent and objective audit and advisory services in order to evaluate and improve the effectiveness of the Company’s governance, internal controls, disclosure processes and risk management activities. In that regard, the Audit Committee oversees the work of the Internal Audit and Advisory Services department and all reports issued by the Internal Audit and Advisory Services department.

Proxy Circular Shaw Communications Inc.	49

Statement of Corporate Governance

Risks

The Audit Committee reviews:

•	management’s processes for identifying, assessing and managing the principal risks to the Company and its businesses;
•	the major risk exposures and trends identified by the Company’s management and its implementation of risk policies and procedures to monitor and manage such exposure; and
•	the Company’s risk disclosure in its annual and interim materials.

As part of this process, the Audit Committee regularly reviews reports and discusses significant financial statement or audit risks with the Company’s external auditors. The Audit Committee undertakes a further review of the significant corporate level risks through the Enterprise Risk Management program (“ERM”). The ERM is a performance focused process designed to identify, monitor and manage significant corporate level risks that could impact the achievement of the Company’s strategic objectives. The Company’s executives meet periodically to: (i) review and update significant corporate level risks; (ii) assess such corporate level risks in terms of likelihood and magnitude of impact, (iii) review the response strategy, and (iv) monitor progress. The Company’s executives provide ERM updates to the Board and/or the Audit Committee at least annually. The last ERM update was provided to the Board in April 2019.

In the second quarter of fiscal 2018, the Company introduced Total Business Transformation (“TBT”), a multi-year initiative designed to reinvent Shaw’s operating model to better meet the evolving needs and expectations of consumers and businesses by optimizing the use of resources, maintaining and ultimately improving customer service, and by reducing staff. As a first step in the TBT initiative, a VDP was offered to eligible employees. The outcome of the program resulted in approximately 3,300 employees accepting the VDP package representing approximately 25% of all employees at that time. Related to VDP, approximately

1,000 employees exited in fiscal 2019 for a total of approximately 2,300 employees since the program commenced in March 2018. In fiscal 2019, approximately 90 employees rescinded their acceptance of the VDP package with the approval of the Company or declined their VDP package in order to expedite their departure date. As of November 15, 2019, approximately 2,700 employees had departed the Company pursuant to the VDP, which is now approximately 84% complete.

Since the launch of the TBT and VDP, the Company has provided quarterly reports to the Board and the Audit Committee for the purposes of tracking: (i) employee exits, and (ii) the total restructuring costs and savings (including reductions in operating expenses and capital expenditures). (For further details on the TBT initiative and the VDP, see “Statement of Compensation – Compensation Discussion and Analysis – Fiscal 2019 Highlights”).

The significant risks and uncertainties affecting the Company and its business are discussed in the Company’s 2019 Annual Report under the heading “Known Events, Trends, Risks and Uncertainties” in the Management’s Discussion and Analysis.

Whistleblower and Fraud

As part of its oversight of the integrity of the Company’s internal controls, the Audit Committee specifically reviews and addresses fraud prevention and other procedures. Under the Company’s Business Conduct Standards, the Company has implemented procedures to ensure that concerns and complaints with respect to accounting, auditing, internal control and public disclosure matters, among others, are brought to the attention of the chair of the Audit Committee.

Chair

The mandate of the Audit Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Audit Committee’s work.

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Statement of Corporate Governance

4.	Corporate Governance and Nominating Committee

As of the date hereof, the Corporate Governance and Nominating Committee is comprised of Paul K. Pew (Chair), Christy Clark, Gregg Keating and Sheila C. Weatherill(6)(7). Each member of the Corporate Governance and Nominating Committee is an independent director.

A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Company’s approach to corporate governance in accordance with good corporate practice, applicable laws and policies. In particular, the Corporate Governance and Nominating Committee is responsible for overseeing the role, composition, structure and effectiveness of the Board and its committees. In this regard, the Corporate Governance and Nominating Committee’s duties include to:

•	establish and review the mandates of the Board and its committees;
•	identify and evaluate candidates for nomination to the Board;
•	oversee the orientation and education programs for directors;
•	assess the effectiveness of the Board, its committees and individual directors;
•

establish, review and assess compliance with general corporate policies and practices, such as the Business Conduct Standards, the related party transaction policies, communications policies, and securities trading guidelines; and

•	manage the orderly succession of directors to maintain an appropriate complement of experience and skills on the Board.

Nomination of Directors

In consultation with the Executive Chair and Chief Executive Officer, the Corporate Governance and Nominating Committee identifies potential candidates for the Board, reviews their qualifications and makes recommendations on candidates to the Board. The Corporate Governance and Nominating Committee

believes that the Board should be composed of directors with a broad range of experiences and expertise. When evaluating potential Board candidates, the Corporate Governance and Nominating Committee assesses, among other factors, industry experience, functional expertise, financial literacy, diversity in experience and background, and leadership abilities, all within the context of the Company’s strategic direction, opportunities and risks.

Together with the Executive Chair and Chief Executive Officer, the Corporate Governance and Nominating Committee uses a skills matrix to identify director strengths and competencies, and conducts a gap analysis to identify areas that can be improved for the Board to carry out its mandate effectively. The skills matrix is used by the Corporate Governance and Nominating Committee, with the support of external consultants, to create model director profiles to help identify and target potential director candidates who possess the capabilities and personal attributes that complement, diversify and further strengthen the Board. Candidates undergo a rigorous interview process with external consultants, the Executive Chair, the Chief Executive Officer, the Chair of the Corporate Governance and Nominating Committee and other Board members before the Corporate Governance and Nominating Committee makes a formal recommendation to appoint or nominate a new candidate to the Board.

Board Diversity

The Company believes that diversity sparks creativity, stimulates discussion and disrupts the status quo, ultimately leading to innovative thoughts and ideas. To that end, the Corporate Governance and Nominating Committee considers diversity in all its forms, including gender, work and life experience when evaluating board candidates, to ensure the Board has a broad range of perspectives and experience. Diversity considerations, including the representation of women and minority groups, form an integral part of the Company’s skills matrix analysis (discussed above) and in addition to merit, are an important factor in the selection process for new directors.

At this time, the Board has not adopted a formal diversity policy or targets for director positions. The Company believes that it can achieve appropriate gender and cultural diversity through its director nomination and selection process without the imposition of a formal policy or diversity targets. As a long-standing diverse

Proxy Circular Shaw Communications Inc.	51

[6]	The Corporate Governance and Nominating Committee also included Lynda Haverstock until January 1, 2019. Ms. Haverstock did not stand for re-election at the January 17, 2019 Annual General Meeting.
[7]

Carl Vogel was a member of the Corporate Governance and Nominating Committee until January 1, 2019. Peter Bissonnette and Gregg Keating joined the Corporate Governance and Nominating Committee on January 1, 2019.

Statement of Corporate Governance

employer that promotes and supports a culture of inclusion, it fully appreciates the benefits of leveraging a diverse range of skills and perspectives. As a part of its ongoing board renewal process, the Corporate Governance and Nominating Committee, with the support of external consultants, considers the level of representation of women on the Board by overseeing the selection process to ensure that sufficient women and other diverse candidates are included and considered in the pool of potential director candidates.

The Corporate Governance and Nominating Committee believes the 15 nominees for election to the Board reflect an appropriate diversity of gender, experience and expertise to serve the best interests of the Company and its stakeholders. The director nominees for the Meeting include three women, representing 3 out of the 13 independent director nominees (23%) and 3 out of the 15 total director nominees (20%).

Orientation and Continuing Education

The Corporate Governance and Nominating Committee is responsible for the orientation of new directors and ongoing education initiatives for all members of the Board. The Company’s orientation program is tailored to the needs of the new director and, depending on their unique circumstances, background and experience, may include information on the Company’s history and operations, strategic plan and direction, business units, financial position, investor relations initiatives, technology and network, and regulatory environment. The orientation program may also include meetings with the Executive Chair, Chief Executive Officer or the Lead Director to discuss the roles and expectations of Board members, and to review the Company’s Board committee mandates, policies, guidelines and governance practices.

All directors have regular access to senior management to discuss Board presentations and matters of interest as the senior management team is invited to attend Board meetings and engage in active discussion with Board members on topics presented. Most of the directors also sit on other boards, which enables them to bring that experience to the Company’s board table.

Board members are expected to be informed about issues affecting the Company’s business, governance and other related issues. In this regard, the Company undertakes ongoing education initiatives at the Board level. Director education requirements are overseen by the Corporate Governance and Nominating Committee. In recognition of the rapidly changing technology and competitive environment, the Board receives regular updates from management on strategic developments and presentations are given at regularly scheduled quarterly Board meetings. Presentation topics are proposed by management or requested by Board members. The presentations are made by internal and external experts on a wide range of topics relevant to the current and future direction of the Company. Topics covered in fiscal 2019 included: the competitive landscape in the Company’s Wireline and Wireless divisions; the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives; Wireless and Wireline network planning, optimization, and converged network strategy; Wireless growth initiatives, spectrum acquisition strategy and deployment plan; the updated strategic plan; and capital structure and capital markets initiatives.

Site visits to the Company’s facilities are arranged periodically. The Company also has a director education policy by which funding can be made available for directors to attend external programs. A list of meetings in fiscal 2019 where educational and strategic topics were covered on a quarterly basis are set out in the table below.

Educational and Strategic Topics	Attendees

Senior management presentation on performance and emerging issues	Full Board

Corporate governance updates on new requirements and emerging issues and practices	Corporate Governance and Nominating Committee

Changes in generally accepted accounting principles	Audit Committee

Compensation trends and benchmarking	Human Resources and Compensation Committee

Strategic Planning	Full Board

Topics covered included:

• the competitive landscape in the Company’s Wireline and Wireless divisions;

• the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives;

• Wireless and Wireline network planning, optimization, and converged network strategy;

• Wireless growth initiatives, spectrum acquisition strategy and deployment plan;

• the updated strategic plan; and

• capital structure and capital markets initiatives.

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Statement of Corporate Governance

Board and Committee Assessments

The Corporate Governance and Nominating Committee reviews the effectiveness of the Board, its committees and individual directors. As part of its assessment of the effectiveness of the Board, board renewal is considered. The Corporate Governance and Nominating Committee conducts an annual survey of each of the directors by a confidential questionnaire that addresses the effectiveness of the operation of the Board and the committee(s) of which the director is a member, board culture and director self-evaluation. The survey results are compiled and analyzed by an external consultant. The Corporate Governance and Nominating Committee reviews the consultant’s recommendations and makes recommendations to the Board for improvement as it considers appropriate. The results of the survey are also shared with the Board.

Review of Charters

Each of the Audit Committee and the Human Resources and Compensation Committee annually review their committee charters and recommend any changes to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers these recommendations and annually reviews the charters for each of the Board committees and the mandate of the Board and recommends any changes to the Board for consideration and approval.

Chair

The mandate of the Corporate Governance and Nominating Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

5.	Human Resources and Compensation Committee

As of the date hereof, the Human Resources and Compensation Committee is comprised of Willard H. Yuill (Chair), Peter Bissonnette, Adrian I. Burns and JC Sparkman. Each member of the Human Resources and Compensation Committee is an independent director.

A copy of the Human Resources and Compensation Committee charter is available on the Company’s website www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Human Resources and Compensation Committee is responsible for overseeing the Company’s significant human resource strategies and periodically reviewing the Company’s compensation philosophy and material strategies and policies and the effectiveness thereof. The Human Resources and Compensation Committee also approves the appointment of senior management recruited from outside the Company, as well as the promotion of senior management within the Company. In this regard, the Human Resources and Compensation Committee’s duties include to:

•	review and approve responsibilities, performance criteria and incentive compensation targets and assess performance for senior executives;
•

review and recommend to the Board, the base salary, long and short-term compensation of the Executive Chair, the Chief Executive Officer, and the Shaw family members who are executive officers at the Company.

•	assess the long-term and short-term incentive plans to ensure that they do not incent risk-taking beyond the Company’s risk tolerance;
•	review and approve employee benefits plans, equity-based plans and retirement plans;
•	review the succession planning and talent management program and ensure that appropriate programs are in place to manage succession, recruitment and retention of senior management;
•	review and approve the terms of engagement of compensation consultants;
•	review and monitor occupational health and safety programs; and
•	review programs to address employment equity, employee engagement and employee relations.

Compensation of Management

The Human Resources and Compensation Committee is responsible for ensuring that appropriate and effective human resource recruitment, development, compensation, retention, succession planning (including appointing, training and monitoring senior management) and performance evaluation programs are developed and implemented in conformity with the Company’s strategic objectives and with a view to attracting and retaining the best qualified management and employees. The Human Resources and Compensation Committee annually reviews, approves and reports to the Board on the compensation of the senior executives of the Company and recommends for approval by the Board the compensation of the Executive Chair, the

Proxy Circular Shaw Communications Inc.	53

Statement of Corporate Governance

Chief Executive Officer and any other Shaw family member who is an executive of the Company. The performance of the Company and its individual executive officers during the fiscal year is taken into consideration when the Human Resources and Compensation Committee conducts its annual executive compensation review. The Human Resources and Compensation Committee also takes into consideration the compensation of similar positions within the Company’s comparator group to ensure that the level of executive compensation is competitive and effective in attracting and retaining outstanding executive talent.

Chief Executive Officer

The Human Resources and Compensation Committee: (i) reviews and approves the specific responsibilities of the Chief Executive Officer; and (ii) monitors the corporate objectives that the Chief Executive Officer is responsible for meeting on an annual basis and regularly reviews whether such objectives are being met in alignment with the Company’s objectives and strategic plan.

The Chief Executive Officer has responsibility for the management of the business and affairs of the Company. The Chief Executive Officer provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the Chief Executive Officer is expected to lead the Company and formulate strategies and policies, agreed upon by the Board. The Chief Executive Officer is directly accountable to the Board for all activities of the Company.

The terms of reference for the Chief Executive Officer are set out in the Company’s Board mandate which is attached hereto as Exhibit A.

Succession Planning

At least annually, the Human Resources and Compensation Committee reviews with management its program for succession planning. This program identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee also oversees the Company’s talent development and formal leadership programs. (For further details see “Statement of Compensation – Talent Development and Succession Planning”).

Compensation of the Board

In respect of the Board, the Human Resources and Compensation Committee is charged with the responsibility of reviewing the adequacy and form of the compensation of directors. It considers time commitment, responsibilities and fees paid by the Company’s peer group in determining remuneration to ensure the Company continues to retain and attract the best individuals. In fiscal 2019, Directors could elect to receive their compensation in cash, DSUs, RSUs, or a combination of the three. (For further details see “Statement of Compensation – Director Compensation).

Compensation Consultants

From time to time, the Human Resources and Compensation Committee retains independent human resources consultants to provide expert advice and opinions on compensation and other matters. In fiscal 2018 and 2019, the Company retained Willis Towers Watson to provide director and senior executive compensation services. (For fee detail, see “Statement of Compensation – Role of Compensation Consultant”.)

Diversity in Executive Officer Positions

The Company believes a diverse workforce that is reflective of the communities it serves keeps the Company in tune with the needs of its customers and leads to strong financial and operational performance. When evaluating candidates for employment and promotion, the Company considers gender and cultural diversity, recognizing the advantage of having a diverse team with a multitude of experiences and perspectives. The Company has embedded principles of diversity and inclusion into its talent management programs and strives to be a champion of diversity across all levels of the organization. By broadening diversity and inclusion initiatives across the Company and into business plans and strategies, the Company strives to be an industry leader in diversity and inclusion while achieving operational excellence.

The Company’s diversity philosophy focuses on the under-representation of employees that are women, visible minorities, indigenous peoples, and people with disabilities. The Company’s current initiatives are: (i) the hiring and retention of talented employees through work placement programs and establishing recruitment partnerships to attract diverse candidates, (ii) incorporating diversity awareness through the Company’s leadership development, on-boarding and other programs, and (iii) enhancing the Company’s internal communications to raise diversity awareness and remove unconscious biases. To monitor the program’s effectiveness, the Company uses diversity metrics to measure its progress quarterly and strives to ensure the Company is an equitable workplace that is

54	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

representative of the customers and communities it serves in Canada.

Shaw has not adopted a formal diversity policy or targets for the representation of women at the executive officer level. Shaw believes arbitrary targets are a weak substitute for a consistently applied recruitment policy that encourages a diverse and inclusive workplace, which includes considering the representation of women in executive officer positions. When considering potential candidates for executive officer positions, the Company considers gender and cultural diversity, as well as the candidate’s core competencies, skills and leadership capabilities. Currently, women comprise 5 out of 20, or 25% of the Company’s senior leadership team (senior vice president level and above).

Chair

The mandate of the Human Resources and Compensation Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

6.	Executive Committee

As of the date hereof, the Executive Committee is comprised of JR Shaw (Chair), Adrian I. Burns, Michael W. O’Brien, Paul K. Pew, Bradley S. Shaw and JC Sparkman. Each of Adrian I. Burns, Michael W. O’Brien, Paul Pew and JC Sparkman is an independent director.

A copy of the Executive Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

The Executive Committee carries out all matters that may be specifically and lawfully delegated to it by the Board. In particular, the Executive Committee exercises the powers of the Board in circumstances where, following initial approval of a matter by the full Board, the Board delegates approval of certain aspects to the Executive Committee. Matters reviewed and approved by the Executive Committee are in most circumstances referred back to the full Board for ratification, confirmation and approval at the next meeting of the Board.

Chair

The mandate of the Executive Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, facilitating the Executive Committee’s interaction with management, the Board and other committees of the Board and providing guidance to the members.

7.	Corporate Governance Policies

Business Conduct Standards

The Company has adopted a set of Business Conduct Standards, which apply to all directors, officers and employees of the Company. The Business Conduct Standards are available on SEDAR at www.sedar.com and on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance. The Corporate Governance and Nominating Committee, with the assistance of the Company’s Business Conduct Standards Committee (a committee of management representatives from each of the Consumer, Business, Wireless, People & Culture, Technical Operations and Supply Chain, Legal and Finance departments), is responsible for monitoring compliance with the Business Conduct Standards and for approving waivers of such standards. As of the date hereof, no waivers have been granted to any directors or officers of the Company.

The Company’s Business Conduct Standards address matters such as conflicts of interest, confidential information, and the protection and proper use of the Company’s assets. The Business Conduct Standards also include procedures for the submissions of complaints or concerns that employees may have regarding compliance with the business conduct standards, applicable laws or regulations, or with respect to accounting, internal control and auditing matters. All new directors, officers, employees and certain contractors are required to receive an orientation about the Business Conduct Standards when they commence their engagement with the Company. The Company also requires employees, officers and certain contractors to maintain their knowledge by periodically re-certifying that they understand the Business Conduct Standards.

The Board monitors compliance with the Business Conduct Standards through the Corporate Governance and Nominating Committee and the Audit Committee, with the assistance of the Company’s Business Conduct Standards Committee. Each such Board committee receives updates on matters relating to the Business Conduct Standards that are relevant to it.

Proxy Circular Shaw Communications Inc.	55

Statement of Corporate Governance

No material change reports have been filed since the beginning of the Company’s most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the Business Conduct Standards.

Related Party Transaction Policy

Transactions or agreements in respect of which a director or executive officer of the Company has a material interest are subject to the Related Party Transaction Policy. For any such transactions or agreements, the director or officer is required to disclose his or her interest in accordance with the Related Party Transaction Policy, the Business Conduct Standards, the Corporation’s by-laws and the Business Corporations Act (Alberta). When applicable, they are required to recuse themselves from any consideration or vote relating to such transaction or agreement.

At each quarterly meeting, each of the Audit Committee and the Corporate Governance and Nominating Committee reviews the fairness of any potential transactions in which a director or officer of the Company may be involved or connected, if any.

Communications Policy

The Company has adopted a corporate disclosure policy with respect to the dissemination of material information in a timely manner to all shareholders in accordance with applicable securities laws. Under such policy, the Board, upon recommendation of the Audit Committee, approves annual and quarterly reports to shareholders, as well as other material public communications.

All quarterly and annual financial statements, material press releases, investor presentations and other corporate governance-related materials are posted immediately on the Company’s website. With respect to the release of its quarterly financial results, the Company provides Internet and telephone conference call access to interested parties.

Investor enquiries receive a response through the Finance department of the Company or through an appropriate officer of the Company.

Interest of Informed Persons in Material Transactions

Other than as disclosed herein, management of the Company is unaware of any material interest of any director or executive officer of the Company, of any management nominee for election as a director of the Company or of any person who beneficially owns (directly or indirectly) or exercises control or direction over shares carrying more than 10% of the voting rights attached to all voting shares of the Company, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Company or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

Additional Information

Additional financial information is provided in the Company’s comparative financial statements for its most recently completed financial year, and management’s discussion and analysis thereon. Copies of such documents may be obtained in the manner set forth above.

Additional information concerning the Company is available through the Internet on SEDAR which may be accessed at www.sedar.com. Copies of such information may also be obtained on the Company’s website at www.shaw.ca, or on request and without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4, telephone (403) 750-4500.

56	Shaw Communications Inc. Proxy Circular

Caution Concerning Forward Looking Statements

Statements included in this Proxy Circular, including documents incorporated by reference herein, that are not historic constitute “forward-looking statements” within the meaning of applicable securities laws. Such statements can generally be identified by words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “target”, “goal” and similar expressions (although not all forward-looking statements contain such words). Forward looking statements in this Proxy Circular include, but are not limited to statements related to:

•	future capital expenditures;
•	proposed asset acquisitions and dispositions;
•	expected cost efficiencies;
•	financial guidance and expectations for future performance;
•	business and technology strategies and measures to implement strategies;
•	the Company’s equity investments, joint ventures and partnership arrangements;
•	expected growth in subscribers and the services to which they subscribe;
•	competitive strengths;
•	expected project schedules, regulatory timelines, completion/in-service dates for the Company’s capital and other projects;
•	expected number of retail outlets;
•	timing of new product and service launches
•	expected number of customers using voice over LTE or VoLTE;
•

the deployment of: (i) network infrastructure to improve capacity and coverage and (ii) new technologies, including next generation wireless and wireline technologies such as 5G and IPTV, respectively;

•	the cost of acquiring and retaining subscribers and deployment of new services;
•

the total restructuring charges (related primarily to severance and employee related costs as well as additional costs directly associated with the Company’s TBT initiative) expected to be incurred in connection with the TBT initiative;

•	the anticipated annual cost reductions related to the VDP (including reductions in operating and capital expenditures) and the timing of realization thereof;
•	the impact that the employee exits will have on Shaw’s business operations;
•	outcome of the TBT initiative, including the timing thereof and the total savings at completion; and
•	expansion and growth of Shaw’s business and operations and other goals and plans.

All of the forward-looking statements made in this Proxy Circular are qualified by these cautionary statements.

Forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances as of the current date. The Company’s management believes that its assumptions and analysis in this Proxy Circular are reasonable and the expectations reflected in the forward looking statements contained herein are also reasonable based on the information available on the date such statements are made and the process used to prepare the information. These assumptions, many of which are confidential, include, but are not limited to:

•	general economic conditions;
•	future interest rates;
•	previous performance being indicative of future performance;
•	future income tax and exchange rates;
•	technology deployment;
•	subscriber growth;
•	incremental costs associated with growth in Wireless handset sales;
•	pricing, usage, and churn rates;
•	availability of devices;
•	content and equipment costs;
•	industry structure, conditions and stability;
•	government regulation (and its impact or potential impact on the Company’s business);
•	completion of proposed transactions;
•	access to key suppliers and third party service providers required to execute on its current and long term strategic initiatives on commercially reasonable terms;
•	retention of key employees;
•

the TBT initiative being completed in a timely and cost-effective manner yielding the expected results and benefits, including: (i) resulting in a leaner, more integrated and agile company with improved efficiencies and execution to better meet consumers’ needs and expectations (including the products and services offered to its customers) and (ii) realizing the expected cost reductions;

•	the Company being able to complete the employee exits pursuant to the VDP with minimal impact on business operations within the anticipated timeframes and for the budgeted amount;

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Caution Concerning Forward Looking Statements

•	the cost estimates for any outsourcing requirements and new roles in connection with the VDP;
•	the Company can gain access to sufficient retail distribution channels;
•	the Company can access the spectrum resources required to execute on its current and long-term strategic initiatives; and
•	the integration of acquisitions.

You should not place undue reliance on any forward-looking statements. Many factors, including those not within the Company’s control, may cause the Company’s actual results to be materially different from the views expressed or implied by such forward-looking statements, including, but not limited to:

•	changes in general economic, market and business conditions;
•	changing interest rates, income taxes, and exchange rates;
•	changes in the competitive environment in the markets in which the Company operates and from the development of new markets for emerging technologies;
•	changes in laws, regulations, and decisions by regulators that affect the Company or the markets in which it operates;
•	changing industry trends, technological developments, and other changing conditions in the entertainment, information and communications industries;
•	changes in the value of the Company’s equity investments, joint ventures and partnership arrangements;
•	the Company’s ability to execute its strategic plans and complete its capital and other projects by the completion date;
•	the Company’s ability to grow subscribers;
•	the Company’s ability to close key transactions;
•	the Company’s ability to have the spectrum resources required to execute on its current and long-term strategic initiatives;
•	the Company’s ability to gain sufficient access to retail distribution channels;
•	the Company’s ability to achieve cost efficiencies;
•	the Company’s ability to retain key employees;
•	the Company’s ability to access key suppliers and third party service providers required to execute on its current and long term strategic initiatives on commercially reasonable terms;
•

the Company’s ability to implement the TBT initiative as planned and realize the anticipated benefits therefrom, including: (i) TBT resulting in a leaner, more integrated and agile company with improved efficiencies and execution to better meet Shaw’s consumers’ needs and expectations (including the products and services offered to its customers) and (ii) the failure to realize the expected cost reductions;
•	the Company’s ability to complete employee exits pursuant to the VDP with minimal impact on operations;
•	technology, privacy, cyber security and reputational risks;
•	opportunities that may be presented to and pursued by the Company;
•	the Company’s ability to recognize and adequately respond to climate change concerns or public and governmental expectations on environmental matters;
•	the Company’s status as a holding company with separate operating subsidiaries; and
•	other factors described in the MD&A for the year ended August 31, 2019 under the heading “Known events, Trends, Risks, and Uncertainties”.

The foregoing is not an exhaustive list of all possible factors. Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein.

The Company provides certain financial guidance for future performance as the Company believes that certain investors, analysts and others utilize this and other forward-looking information in order to assess the Company’s expected operational and financial performance and as an indicator of its ability to service debt and return cash to shareholders. The Company’s financial guidance may not be appropriate for this or other purposes.

The Proxy Circular provides certain future-oriented financial information or financial outlook (as such terms are defined in applicable securities laws), including the expected annualized savings to be realized from the VDP and the total anticipated TBT restructuring costs for fiscal 2020. Shaw discloses this information because it believes that certain investors, analysts, and others utilize this and other forward-looking information to assess Shaw’s expected operational and financial performance and as an indicator of its ability to service debt and pay dividends to shareholders. The Company cautions that such financial information may not be appropriate for other purposes.

Any forward-looking statement speaks only as of the date on which it was originally made and, except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in related assumptions, events, conditions or circumstances. All forward-looking statements contained in this Proxy Circular are expressly qualified by this statement.

58	Shaw Communications Inc. Proxy Circular

Director Approval

The contents and sending of this proxy circular have been approved by the Board of Directors of the Company.

(signed) Peter A. Johnson

Executive Vice President, Chief Legal and Regulatory Officer

November 26, 2019

Proxy Circular Shaw Communications Inc.	59

Exhibit A

Shaw Communications Inc.

Board of Directors Mandate

This Mandate of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted October 24, 2019.

I.	Mandate

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation consistent with its powers and obligations under the Business Corporations Act (Alberta) (the “ABCA”) and under other legal and regulatory requirements applicable to a corporation that is a reporting issuer in Canada and the United States and whose securities are listed on the Toronto Stock Exchange and the New York Stock Exchange.

In this regard, the Board shall, in accordance with the Corporation’s Articles and By-laws:

•	manage the business and affairs of the Corporation;
•	act honestly and in good faith with a view to the best interests of the Corporation; and
•	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances.

The Board will fulfill its mandate primarily by carrying out the responsibilities and duties set forth in Section IV of this Mandate.

II.	Composition

Pursuant to the terms of the Articles of the Corporation, the Board shall consist of a minimum of 8 and a maximum of 20 directors.

The Board shall be comprised of a majority of directors that meet the independence, expertise and other membership requirements under applicable laws, the Corporation’s By-laws, and any other applicable policies established by the Board.

The members of the Board shall be elected annually by shareholders of the Corporation or as otherwise provided by the Corporation’s Articles. Each member of the Board shall serve until the next annual general meeting of shareholders of the Corporation or until his or her earlier resignation or removal from the Board.

The Chair of the Board shall be appointed by the Board from among its members and shall carry out the responsibilities and duties set forth in Section VI of this Mandate.

The Board may also appoint, from time to time, an independent Lead Director from among its members to serve for a term of five to seven years. The Lead Director will provide leadership to the independent directors of the Board and carry out the responsibilities and duties set forth in Section VII of this Mandate.

III.	Meetings

The Board shall meet at least quarterly and more frequently as circumstances require, or as the Chair, the Chief Executive Officer (“CEO”), or the Board may determine.

Notice of each meeting of the Board shall be given to each member of the Board as far in advance of the time for the meeting as practicable, but in any event, not later than 24 hours preceding the time of the meeting (unless waived by all members of the Board). A notice of meeting shall, to the extent practicable or required by the ABCA, state the nature of the business to be transacted at the meeting in reasonable detail and may be accompanied by copies of documentation to be considered at the meeting.

A-1	Shaw Communications Inc. Proxy Circular

Exhibit A

Subject to the By-laws, a quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Board. Members of the Board may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to hear each other, and a member participating by any such means shall be deemed to be present at that meeting.

Senior management of the Corporation and other parties may attend meetings of the Board, as may be deemed appropriate by the Board. The Board shall schedule in camera independent director sessions to be held in conjunction with each Board meeting. The independent directors may also meet in camera at other appropriate times. The Lead Director shall chair in camera independent director sessions.

Minutes shall be kept of all meetings of the Board (other than in camera sessions) and shall be signed by the Chair and Secretary of the meeting.

IV.	Responsibilities and Duties of the Board

To fulfill its mandate, the Board shall be charged with the specific responsibilities and duties set out in this Section IV. To the extent permissible under applicable law and the Corporation’s Articles and By-laws, the Board may delegate such responsibilities and duties to committees of the Board constituted in accordance with Section V of this Mandate.

While the ABCA and Corporation’s By-laws provide that the Board shall “manage the business and affairs” of the Corporation, the Board operates by delegating certain of its authorities to management of the Corporation and by reserving certain powers to itself.

In this regard, the Board expects management of the Corporation, including the CEO and other senior executives of the Corporation, to provide day-to-day leadership and management of the Corporation and to achieve the overall objectives and policies established by the Board. The Board approves the strategies of the Corporation and the objectives and policies within which it is managed, and then evaluates the performance of the CEO and management. Once the Board has approved the strategies and policies, it shall act in a unified and cohesive manner in supporting and guiding the CEO and senior management of the Corporation.

The Board’s principal responsibilities and duties fall into the general categories described below.

1.	Selection and Oversight of Management

The Board has the responsibility to:

•	select and appoint the CEO and senior management of the Corporation;
•	review the performance of the CEO and senior management;
•

approve the compensation and terms of employment of the Executive Chair, Vice Chair, CEO and Shaw family members who are executives of the Corporation and who hold a title of Executive Vice President and above;

•	ensure that plans have been made for management succession, training and development;
•	provide advice and counsel to the CEO and senior management in the execution of their duties;
•	satisfy itself as to the integrity of the CEO and senior management, and
•	ensure that such officers create a culture of integrity throughout the Corporation.

2.	Strategic Planning

The Board has the responsibility to:

•	review and approve the Corporation’s long-term strategic objectives and monitor the Corporation’s progress in reaching such strategic objectives;
•	review and approve the business plans, consolidated budgets and other similar plans of the Corporation on an annual basis and monitor the implementation of such plans;
•

review and approve significant strategic transactions that are not considered to be in the ordinary course of business as well as other items of significance, including significant acquisitions, dispositions and financings; and

•	identify and review other matters of significance that require approval or input of the Board.

3.	Monitoring and Acting

The Board has the responsibility to:

•

identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes all reasonable steps to implement appropriate systems to manage such risks;

Proxy Circular Shaw Communications Inc.	A-2

Exhibit A

•	ensure that management implements and maintains effective internal controls over financial reporting, disclosure controls and procedures and management information systems;
•

develop, review and monitor the Corporation’s approach to corporate governance, including developing the Corporation’s corporate governance guidelines and measures for receiving shareholder feedback; and

•	adopt and monitor compliance with a code of business conduct applicable to directors, officers and employees of the Corporation.

4.	Reporting

The Board has the responsibility to:

•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis;

•	ensure that the financial performance of the Corporation is reported fairly and in accordance with the Corporation’s disclosed accounting principles and applicable laws and regulations; and
•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

5.	Legal Requirements

The Board is responsible for ensuring overall compliance with legal and regulatory requirements applicable to the Corporation.

The Board also has the responsibility for considering, as a full Board, the following matters that in law may not be delegated to management of the Corporation or to a committee of the Board:

•	any submission to shareholders of the Corporation of a question or matter requiring their approval;
•	filling of a vacancy among the directors or in the office of auditor of the Corporation;
•	issuance of securities, except in the manner and on the terms authorized by the Board;
•	declaration of dividends;
•	purchase, redemption or any other form of acquisition of shares issued by the Corporation, except in the manner and on the terms authorized by the Board;
•

payment of a commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

•	approval of management proxy circulars;
•	approval of any take-over bid circular or directors’ circular;
•	approval of annual financial statements, management discussion and analysis and annual information forms; and
•	adoption, amendment or repeal of the By-laws.

6.	Board Functioning

The Board has the responsibility to:

•	manage its own affairs, including developing its own agendas and procedures;
•	consider, on an annual basis, the composition and size of the Board and its impact, if any, on the Board’s effectiveness;
•	identify and approve prospective nominees to the Board;
•	ensure that there is a comprehensive orientation session for directors, as well as other continuing education opportunities;
•	regularly assess the effectiveness and contribution of the Board, its committees and each individual director;
•	determine the compensation of directors; and
•	otherwise establish and review its own policies and practices from time to time.

V.	Committees of the Board

The Board may establish committees of the Board and delegate its duties and responsibilities to such committees, where legally permissible. The Board shall appoint the members to any such committee and shall oversee their performance.

In accordance with applicable laws, policies and guidelines of securities regulatory authorities, the Board shall appoint the following standing committees, each comprised of at least a majority of independent directors:

•	Audit Committee;
•	Corporate Governance and Nominating Committee; and
•	Human Resources and Compensation Committee.

A-3	Shaw Communications Inc. Proxy Circular

Exhibit A

In addition, the Board has appointed an Executive Committee. The Executive Committee will have not fewer than a majority of independent directors.

VI.	Terms of Reference for the Chair

To fulfill his or her responsibilities and duties, the Chair of the Board shall:

•	facilitate the effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and in otherwise bringing forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management of the Corporation;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

VII.	Terms of Reference for Lead Director

The Lead Director will facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of Shaw’s corporate governance practices.

The Lead Director will:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management of the Corporation;
•	act as chair of in camera independent director sessions;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Chair and CEO items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of Shaw’s independent directors at the discretion of either party and with or without the attendance of the Chair, and represent such directors in discussions with management of the Corporation on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

VIII.	Terms of Reference for Individual Directors

As a member of the Board, each director will act honestly and in good faith with a view to the best interests of the Corporation. Each director will exercise the care, diligence and skill of a reasonably prudent person and will fulfil all legal and fiduciary obligations of a director.

1.	General

Each director is expected to:

•	act and speak honestly and with integrity;
•	demonstrate high ethical standards;
•	support principled and ethical business practices and a culture of integrity;
•	maintain a solid understanding of the role, responsibilities and duties of a director;
•	understand conflict of interest issues and declare real or perceived conflicts;
•	be an effective ambassador and representative of the Corporation; and
•	comply with applicable laws, the Corporation’s Articles, By-laws, business conduct standards and other policies.

Proxy Circular Shaw Communications Inc.	A-4

Exhibit A

2.	Skills and Experience

Each director shall:

•	demonstrate skills and experience that are complementary to other directors of the Board and that are valuable in light of the Corporation’s business and strategic direction;
•	develop and maintain a strong understanding of the Corporation’s business, operations, products, financial position, industry and markets;
•	apply his or her knowledge, experience and expertise to issues confronting the Corporation;
•	participate in on-going training and continuing education as may be required or desirable; and
•	serve as a helpful resource to the Board and to management, where necessary or appropriate.

3.	Preparation, Attendance and Availability

Each director shall:

•	maintain an excellent attendance record for meetings of both the Board and committees of the Board;
•

prepare for meetings of the Board and committees of the Board by reading reports and background materials and by otherwise preparing in a manner that will assist the director in evaluating and adding value to meeting agenda items;

•	be available and accessible to other members of the Board and to management of the Corporation, as needed; and
•	have the necessary time and commitment to fulfill all responsibilities as a member of the Board and committees of the Board.

4.	Communication and Interaction

Each director shall:

•	participate fully and frankly in Board deliberations and discussions and contribute meaningfully and knowledgeably to Board discussions;
•	work effectively with, and be collegial and respectful towards, fellow directors and management of the Corporation;
•	encourage free and open discussion by the Board with respect to the business and affairs of the Corporation;
•	communicate with the Chair and CEO of the Corporation, as appropriate, including when planning to introduce significant or new information or material at a meeting of the Board;
•	act and speak independently and exercise independent judgment; and
•	respect confidentiality.

5.	Committee Work

Each director is expected to:

•	participate as a member of a committee of the Board, when requested; and
•	become knowledgeable about the purpose and objectives of any committee of the Board on which the director serves.

IX.	Terms of Reference for the Chief Executive Officer

The CEO has responsibility for the management of the business and affairs of the Corporation. The CEO provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the CEO is expected to lead the Corporation and formulate strategies and policies, agreed upon by the Board. The CEO is directly accountable to the Board for all activities of the Corporation.

In collaboration with the Board, the CEO shall:

•

create a corporate culture that: (i) unites and aligns management and employees with the Corporation’s long-term vision, (ii) fosters social responsibility and ethical business conduct, and (iii) ensures compliance with applicable legal and regulatory requirements;

•	formulate corporate strategies and plans that shall be presented to the Board for approval, and, upon approval, lead the development and execution thereof;
•	formulate and oversee the implementation of key corporate policies;
•	develop and monitor annual business and operational plans, consolidated budgets and other similar plans that support the Corporation’s long-term strategic objectives, and lead the execution thereof;
•	in conjunction with the Disclosure Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;

A-5	Shaw Communications Inc. Proxy Circular

Exhibit A

•	together with the Chief Financial Officer:
•	implement and maintain effective internal controls over financial reporting;
•	implement and maintain effective disclosure controls and procedures;
•	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents; and
•	identify, and develop plans to mitigate, the principal risks in respect of the Corporation and its businesses;
•	facilitate the interaction between the Board and management of the Corporation;
•	keep the Board fully informed, in a timely and candid manner, of:
•	the Corporation’s progress towards achievement of the goals, objectives and policies established by the Board;
•	any major developments relating to the Corporation or its businesses; and
•	any information required to enable the Board to fulfill its mandate, including the oversight of the Corporation’s risk management;
•	act as the Corporation’s chief spokesperson to stakeholders, government and regulatory bodies and the public; and
•	perform such other duties and responsibilities as may be delegated to the CEO by the Board from time to time.

X.	Resources

The Board shall have the authority to retain legal, accounting and other outside consultants and advisors to advise it. The Board shall also implement a system whereby individual directors may engage an outside advisor, at the expense of the Corporation, to provide consultation and advice in appropriate circumstances.

Proxy Circular Shaw Communications Inc.	A-6

Shaw)